Exhibit 10.40(a)

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS (“***”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MEMBERSHIP INTEREST PURCHASE AND
EQUITY CAPITAL CONTRIBUTION AGREEMENT

by and among

NOBLE ENVIRONMENTAL POWER 2008 HOLD CO., LLC,

NOBLE ENVIRONMENTAL POWER 2008 HOLD CO. PRIME, LLC,

EFS NOBLE II, LLC,

GE CAPITAL MARKETS, INC.

AND

ANY OTHER CLASS A EQUITY
INVESTOR PARTY HERETO

dated as of

June 30, 2008

i

3.25.	Taxes	33

3.26.	Real Property	34

3.27.	Real Property Payments	34

3.28.	Condemnation	35

3.29.	Status of Property	35

3.30.	Affiliate Transactions	35

3.31.	Class B Investment Intent; Unregistered Securities	35

3.32.	Class B Accredited Investor	35

3.33.	United States Person	35

3.34.	No Other Representations	36

3.35.	No Pre-1987 Contracts	36

3.36.	No Application for Private Letter Ruling	36

ARTICLE 4	CLASS A EQUITY INVESTOR REPRESENTATIONS AND WARRANTIES	36

4.01.	Organization and Good Standing	36

4.02.	Authorization, Execution and Enforceability	36

4.03.	Legal Proceedings	37

4.04.	No Violation	37

4.05.	Governmental Approvals	38

4.06.	Class A Investment Intent; Unregistered Securities	38

4.07.	Accredited Investor	38

4.08.	United States Person	38

4.09.	No Other Representations	38

4.10.	Brokers	39

ARTICLE 5	CONDITIONS PRECEDENT	39

5.01.	Commitment Conditions Precedent	39

5.02.	Equity Capital Contribution Conditions Precedent	40

5.03.	Obligations of the Equity Investors on each Equity Capital Contribution Date	48

5.04.	Site Access	49

5.05.	Equity Investors Consents; Opinions in Favor of Lenders	49

ARTICLE 6	GENERAL PROVISIONS	50

6.01.	Notices	50

6.02.	Indemnification	51

6.03.	No Third Party Beneficiaries	56

6.04.	Amendment and Waiver	57

6.05.	Binding Nature; Assignment; Consent to Assignment	57

6.06.	Governing Law	58

6.07.	Jurisdiction; Service of Process	58

6.08.	Counterparts	58

6.09.	Headings	58

6.10.	Severability	58

6.11.	Entire Agreement	59

6.12.	Confidentiality	59

6.13.	Further Assurances	60

6.14.	LIMITATION OF LIABILITY	60

6.15.	Guaranty Payments	60

6.16.	WAIVER OF JURY TRIAL	61

6.17.	Acknowledgment	61

6.18.	Disclosure	61

Annexes

Annex 1	Equity Investors Capital Contribution Commitment, Class A Units and Class B Units, and Maximum Capital Contribution
Annex 2	Form of Amended and Restated Limited Liability Company Agreement of Company
Annex 3-A	Real Property Documents at Execution
Annex 3-B	Real Property Documents at each ECCD
Annex 3-C	Debt Financing Documents at Execution
Annex 3-D	Debt Financing Documents at each ECCD
Annex 3-E	General Contracts at Execution
Annex 3-F	General Contracts at each ECCD
Annex 4-A	Project Company Governmental Approvals
Annex 4-B	Transaction Governmental Approvals
Annex 5	Insurance Policies
Annex 6	Base Case Model
Annex 7-A	General Assumptions
Annex 7-B	Fixed Pricing Assumptions
Annex 7-C	Restricted Pricing Assumptions
Annex 8-A	Legal Description of Altona Wind Farm Site
Annex 8-B	Legal Description of Chateaugay Wind Farm Site
Annex 8-C	Legal Description of Wethersfield Wind Farm Site
Annex 9	Transaction Expenses
Annex 10-A	Form of Approved Investor Equity Contributions Guaranty
Annex 10-B	Form of Approved Investor Equity Indemnity Guaranty
Annex 11-A	Form of EPC Estoppel
Annex 11-B	Form of Guarantor Estoppel
Annex 11-C	Form of O&M Estoppel
Annex 12	Knowledgeable Persons of Initial Class A Equity Investor and GECM
Annex 13	Proforma Owner’s Policy
Annex 14	Consents and Approvals
Annex 15-A	Form of FERC Regulatory Opinion of Counsel to Project Companies
Annex 15-B	Form of State Energy Regulatory Opinion of Counsel to Project Companies
Annex 15-C	Form of Permitting Opinion of Counsel to Project Companies
Annex 15-D	Form of Corporate Opinion of Counsel to the Project Companies, the Company, Noble Holdco, EPC Contractor, Guarantor, O&M Contractor and Administrator
Annex 15-E	Form of Opinion of In-House Counsel to Project Companies, the Company, Noble Holdco, EPC Contractor, Guarantor, O&M Contractor and Administrator
Annex 15-F	Form of Opinion of In-House Counsel to Administrative Agent
Annex 15-G	Form of Opinion of Counsel to Administrative Agent
Annex 15-H	Form of Opinion of Counsel to each Class A Equity Investor and provider of a Class A Equity Guaranty
Annex 16	Knowledgeable Persons of Noble Holdco
Annex 17	Form of Consent to Assignment
Annex 18	Ownership of Wind Farms
Annex 19	Subsidiaries

Annex 20	Disqualified Transferees
Annex 21	Legal Proceedings
Annex 22	Real Property
Annex 23	Form of Equity Support Member Pledge Agreement
Annex 24	Environmental Disclosure
Annex 25	Form of Substantial Completion Certificate
Annex 26	Form of Equity Guaranty
Annex 27	Form of Assignment and Assumption Agreement

v

MEMBERSHIP INTEREST PURCHASE AND
EQUITY CAPITAL CONTRIBUTION AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AND EQUITY CAPITAL CONTRIBUTION AGREEMENT (this “Agreement”), dated as of June 30, 2008 (the “Execution Date”), is entered into by and among NOBLE ENVIRONMENTAL POWER 2008 HOLD CO., LLC, a Delaware limited liability company (the “Company”), NOBLE ENVIRONMENTAL POWER 2008 HOLD CO. PRIME, LLC, a Delaware limited liability company (“Noble Holdco”), EFS NOBLE II, LLC, a Delaware limited liability company (“Initial Class A Equity Investor”), GE Capital Markets, Inc., a Delaware corporation (“GECM”), and any other Class A Equity Investor party hereto.

RECITALS:

1.             The Company was formed pursuant to the Delaware Limited Liability Company Act on June 1, 2007.

2.             Immediately prior to the execution and delivery of this Agreement and the LLC Agreement (as defined below), Noble Holdco is the sole member and one hundred percent (100%) owner of the Company.

3.             Immediately prior to the execution and delivery of this Agreement, Noble Environmental Power 2007 Hold Co., LLC (“Noble 2007 Holdco”) is the sole member and one hundred percent (100%) owner of each Project Company (as defined below).

4.             In connection with the financing of certain wind turbines (including those associated with the Wind Farms (as defined below)) (the “Turbine Financing”), Noble 2007 Holdco pledged the membership interests in each Project Company to various lenders (the “Turbine Lenders”).

5.             Immediately upon funding of the Debt Financing (defined below), those obligations under the Turbine Financing relating to the wind turbines associated with the Project Companies will be repaid, and the lenders will release their liens on the membership interests of each Project Company.

6.             Immediately upon the release of such liens, the interests in each Project Company will be transferred from Noble 2007 Holdco to the Company (the “Transfer”).

7.             Upon the Transfer, the Company shall be the sole member and one hundred percent (100%) owner of each Project Company (as defined below).

8.             Noble Altona (as defined below) owns all the rights and interests in a proposed 97.5 MW wind-powered generation facility located in Clinton County, New York.

9.             Noble Chateaugay (as defined below) owns all the rights and interests in a proposed 106.5 MW wind-powered generation facility located in Franklin County, New York, and Clinton County, New York.

10.           Noble Wethersfield (as defined below) owns all the rights and interests in a proposed 126 MW wind-powered generation facility located in Wyoming County, New York.

11.           The Company is expecting to enter into a financing transaction (the “Debt Financing”) contemplated by that certain Financing Agreement dated as of the date hereof (as the same may be amended, modified or supplemented from time to time, the “Financing Agreement”), by and among the Company, the financial institutions from time to time party thereto as lenders (collectively, the “Lenders”), Citibank, N.A., as collateral agent, and the other agents party thereto from time to time, pursuant to which the construction and operation of the Wind Farms (as defined below) will be financed.

12.           It is a condition to the Financial Closing Date (as defined in the Financing Agreement) under the Financing Agreement that this Agreement has been executed and delivered by the Parties hereto and, accordingly, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.01.               Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“ACCA” means that certain Additional Capital Contribution Agreement by and among the Class A Equity Investors, the Company and Noble Holdco, dated as of the date hereof.

“Administrative Agent” means the Person acting in the capacity of “administrative agent”, or a similar capacity, under the Debt Financing Documents.

“Administrator” means Noble Management Services, LLC, a Delaware limited liability company, in its capacity as administrator under the Project Administration Agreements.

“Advisors” has the meaning set forth in Section 6.12(a).

“Affiliate” means, as to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person.  As used in this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that in any event, any Person that owns directly or indirectly fifty percent (50%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or fifty percent (50%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; provided that, the defined term “Affiliate” herein which arises out of any obligation, requirement, regulation or order of FERC shall mean the foregoing replacing the phrase “fifty percent (50%)” wherever it appears with the phrase “ten percent (10%).”

“After-Tax Payout” means an effective after income tax internal rate of return of *** percent (***%) as of the tenth (10th) anniversary of the Initial Equity Capital Contribution Date, based on the Assumptions, as may be amended pursuant to Section 2.01; provided that such percentage shall be increased or decreased on the date which is two (2) Business Days prior to the Initial Equity Capital Contribution Date (the “determination date”) by *** (***) of a basis point for each basis point increase or decrease, respectively, in the 10-year U.S. Dollar fixed interest rate swap (vs. 90-day LIBOR) as determined by the Bloomberg closing value (currency identifier “USSW10”), or any replacement successor screen (the “yield rate”), in effect at 11:00 am New York time on the determination date compared to such yield rate in effect at the closing of business on January 8, 2008, which was four and four-tenths percent (4.4055%); and provided, further, that such percentage may be increased and such term extended as set forth in the *** and as provided in the Assumptions.

“Agreement” means this Membership Interest Purchase and Equity Capital Contribution Agreement.

“ALTA Survey” means an ALTA survey of the real property interests in each Wind Farm Site other than the Border Parcels (the “Premises”), current within ninety (90) days prior to the applicable date, certified to the Title Company, the Company and each of the Equity Investors, in a form reasonably acceptable to all such parties, showing: (a) the location of the perimeter of the Premises by metes and bounds or in rectangular survey format, (b) any additional easements, rights-of-way, and utility lines referred to in the Title Policy which actually service or cross the Premises to the extent the easements and rights-of-way are locatable from the description contained in the easement or right-of-way document or to the extent the utility lines are located above ground or are designated by monuments or markers or that are otherwise visible above ground, (c) the lines of the public streets abutting the Premises showing access to the Premises from a public right of way, and any established building and setback lines, if applicable, (d) encroachments and the extent thereof upon or off of the Premises and of any Wind Farm improvements upon any established building, setback and street lines, (e) such Wind Farm’s improvements to the extent constructed and the relationship of such Wind Farm improvements (other than roadways) by distances to the perimeter of the Premises, established building, setback, street lines, and, if any Wind Farm improvements encroach upon or violate any established building, setback or street lines, the relationship of such Wind Farm improvements by distances to the perimeter of the Border Parcels, (f) the location of the Border Parcels, (g) all flood zone designations in respect of the Premises, (h) any gaps, gores or overlaps between real property interests which comprise the Premises and whether such real property interests are contiguous, and (i) such other matters and details as may reasonably be requested by such parties; provided that, notwithstanding any of the foregoing, the survey may be based on aerial photograph of the Premises and, accordingly, may not satisfy the standards for accuracy of an ALTA survey with respect to precision of measurement.

“Ancillary Border Parcels” means Border Parcels that are not required for a Wind Farm to comply with any set-back requirements or other Applicable Laws.

“Applicable Laws” means, as to any Person, any treaty, constitution, law, statute, ordinance, judgment, order, writ, injunction, decree, award, rule, regulation or other directive which is legally binding and has been enacted, issued or promulgated by any Governmental

Authority, in each case, applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject, including any Hazardous Substances Law.

“Approved Investor” means (a) an Institutional Investor whose long-term senior unsecured indebtedness is rated “A-” or higher by Standard & Poor’s Rating Services or “A3” or higher by Moody’s Investors Service, Inc.; (b) an Institutional Investor lacking such credit rating if, at such Institutional Investor’s option, (i) one of its Affiliates which has the minimum credit rating set forth above has provided (A) an irrevocable and unconditional guaranty in favor of the Company of such Institutional Investor’s pro rata share (based on the Class A Units to be acquired by it) of the obligations to the Company under this Agreement, the LLC Agreement and the ACCA and (B) an irrevocable and unconditional guaranty in favor of the Class B Equity Investor of such Institutional Investor’s pro rata share (based on the Class A Units to be acquired by it) of its obligations to the Class B Equity Investor under this Agreement, the LLC Agreement and the ACCA, or (ii) such Institutional Investor has provided a letter of credit issued by an entity which has the minimum credit rating set forth above or any other cash-collateralized financial instrument (in each of the case, in form and substance reasonably acceptable to the Company, and, so long as the Company has any Debt Obligations, the Administrative Agent) securing the Institutional Investor’s obligations described in the preceding clause (i); or (c) an Institutional Investor that has deposited cash in escrow (on terms and conditions reasonably acceptable to the Company and, so long as the Company has any Debt Obligations, the Administrative Agent) to secure its obligations described in clause (i) of the preceding clause (b).

“Assets” means, with respect to any Person, all right, title and interest of such Person in land, properties, buildings, improvements, fixtures, foundations, assets and rights of any kind, whether tangible or intangible, real, personal or mixed, including contracts, equipment, systems, books and records, proprietary rights, intellectual property, Governmental Approvals, rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses.

“Assumptions” means the assumptions and other inputs used in the Base Case Model (including those set forth in Annex 7-A, the Fixed Pricing Assumptions and the Restricted Pricing Assumptions), as such assumptions and other inputs (other than Fixed Pricing Assumptions) are subject to adjustment pursuant to Section 2.01.  For the avoidance of doubt, none of the Fixed Pricing Assumptions set forth on Annex 7-B shall be subject to any such adjustment pursuant to Section 2.01, or otherwise in accordance with the terms hereof and the Restricted Pricing Assumptions set forth on Annex 7-C shall only be subject to adjustment pursuant to Section 2.01 or otherwise within the ranges specified on Annex 7-C.

“Base Case Model” means the financial projections with respect to the Wind Farms attached hereto as Annex 6, as may be revised pursuant to the terms hereof.

“Border Parcels” means parcels of land within a Wind Farm Site on which no improvements, roadways or transmission equipment comprising any portion of a Wind Farm are located.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized to be closed in New York, New York.

“Change of Law” means (i) any amendment or change enacted into the Code, (ii) any amendment or change to the Treasury Regulations (including the issuance or promulgation of temporary regulations), (iii) any legally binding administrative pronouncement or other ruling or guidance (including guidance from the IRS or the U.S. Department of Treasury), (iv) any legally binding executive order, or (v) any decision of a federal court that has not been reversed by a higher federal court.

“Charter Documents” means, with respect to any Person (other than an individual), (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership,  the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (f) any amendment or supplement to any of the foregoing.

“Class A Capital Commitment” means the commitment of each Class A Equity Investor to contribute capital to the Company in the amount set forth in Annex 1 as its “Class A Capital Commitment;” provided that such amount shall not include the amounts contributed under the ACCA.

“Class A Engineer” means Sigma Energy Solutions.

“Class A Equity Contributions Guaranty” means, with respect to any Approved Investor meeting such definition only by means of subclause (b)(i) of such definition, a guaranty in favor of the Company in substantially the form attached hereto as Annex 10-A, relating to the obligations of such Approved Investor to the Company under this Agreement, the LLC Agreement and the ACCA.

“Class A Equity Guarantees” means the Class A Equity Contributions Guaranty and the Class A Equity Indemnity Guaranty; and each of them is a “Class A Equity Guaranty.”

“Class A Equity Indemnity Guaranty” means, with respect to any Approved Investor meeting such definition only by means of subclause (b)(i) of such definition, a guaranty in favor of the Class B Equity Investor in substantially the form attached hereto as Annex 10-B, relating to the obligations of such Approved Investor to the Class B Equity Investor under this Agreement, the LLC Agreement and the ACCA.

“Class A Equity Investors” means the Equity Investors who purchase Class A Units.

“Class A Indemnified Party” has the meaning set forth in Section 6.02(a).

“Class A Indemnifying Party” has the meaning set forth in Section 6.02(b).

“Class A Unit” means a unit representing a membership interest in the Company having the rights, preferences and designations provided for such class in the LLC Agreement.

“Class B Equity Investor” means Noble Holdco.

“Class B Unit” means a unit representing a membership interest in the Company having the rights, preferences and designations provided for such class in the LLC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Documents” means the documents that are listed in Sections I, J and K of Annex 3-C.

“Company” means Noble Environmental Power 2008 Hold Co., LLC, a Delaware limited liability company.

“Company Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, by Noble Holdco in favor of the Administrative Agent, concerning the membership interests of Noble Holdco in the Company as required by the Financing Agreement.

“Consent to Assignment” has the meaning set forth in Section 5.06.

“Contractors” means TSA Contractor, EPC Contractor, and O&M Contractor.

“Debt Financing” has the meaning set forth in the recitals to this Agreement.

“Debt Financing Documents” means the documents that are listed in Annex 3-C.

“Debt Obligations” has the meaning assigned to the term “Obligations” in the Financing Agreement.

“Disqualified Transferee” means any of the Persons listed on Annex 20.

“Encumbrance” means any lien (statutory or otherwise), mortgage, deed of trust, claim, option, lease, easement, right of way, charge, pledge, security interest, hypothecation, assignment, use restriction, reservation, or other encumbrance of any kind or nature whatsoever, whether voluntary or involuntary, choate or inchoate (including any agreement to give any of the foregoing, and any conditional sale or other title retention agreement).

“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any Hazardous Substances Law or any permit issued under or authorization obtained pursuant to any such Hazardous Substances Law (hereafter “claims”), including (a) any and all claims by any Person for enforcement, cleanup, removal, response, remedial or other actions or damages or injunctive relief pursuant to any applicable Hazardous Substances Law, and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief, pursuant to applicable Hazardous Substances Law, resulting either from the release of or exposure to

Hazardous Substances or from alleged injury or threat of injury to health, safety or the environment.

“Environmental Consultant” means Ecology and Environment, Inc..

“Environmental Reports” means the Phase I Environmental Site Assessments for each of the Wind Farm Sites (other than the Ancillary Border Parcels).

“EPC Contractor” means Noble Constructors, LLC.

“EPC Contracts” means (a) the Noble Altona EPC Contract, (b) the Noble Chateaugay EPC Contract, and (c) the Noble Wethersfield EPC Contract; and each of them is an “EPC Contract.”

“EPC Subcontractor” means each subcontractor directly performing services for the EPC Contractor with respect to services due from the EPC Contractor pursuant to the EPC Contracts.

“Equity Capital Contribution” means, with respect to an Equity Investor, the Initial Equity Capital Contribution or the Second Equity Capital Contribution made by such Equity Investor pursuant to Section 2.01.

“Equity Capital Contribution Conditions Precedent” has the meaning set forth in Section 5.02.

“Equity Capital Contribution Date” means the Initial Equity Capital Contribution Date or the Second Equity Capital Contribution Date.

“Equity Guaranty” means the guaranty of Guarantor in favor of the Company in substantially the form attached hereto as Annex 26, dated as of the Initial Equity Capital Contribution Date, relating to the obligation of Noble Holdco to make the ETL Capital Contribution (as defined in Annex 2).

“Equity Investors” means the Class B Equity Investor, the Initial Class A Equity Investor, GECM and any additional Class A Equity Investor to whom the Initial Class A Equity Investor or GECM assigns a portion of its rights and obligations hereunder pursuant to Section 6.05.

“Equity Support Member Pledge Agreement” means an Equity Support Member Pledge Agreement, made by a Class A Equity Investor in favor of the Administrative Agent in substantially the form attached hereto as Annex 23.

“Execution Date” has the meaning set forth in the preamble hereto.

“Exempt Wholesale Generator” or “EWG” means an “exempt wholesale generator” as defined in 18 C.F.R. §366.1.

“FERC” means the Federal Energy Regulatory Commission, and any successor thereto.

“Final Completion” means, with respect to each Wind Farm, “Final Acceptance” under the applicable EPC Contract and final acceptance of such work (including acceptance by the Company, the applicable Project Company, and the Independent Engineer, and completion of all Punch List items) shall have occurred and that completion of all such work shall have been materially in accordance with the terms of the Plans and Specifications (as defined in the Financing Agreement) and the requirements of all Governmental Approvals.

“Final Equity Capital Contribution Date” means the earlier of (i) the Equity Capital Contribution Date on, or the last Equity Capital Contribution Date prior to, June 30, 2009, and (ii) the Equity Capital Contribution Date on which, when combined with the Wind Turbines funded on any prior Equity Capital Contribution Date, two hundred twenty (220) Wind Turbines have achieved Substantial Completion and have been (or will be upon such Equity Capital Contribution Date) the subject of a completed Equity Capital Contribution.

“Financial Statements” means (a) with respect to the Company, the consolidated and consolidating income statement, balance sheet, and statement of cash flows of the Company and its subsidiaries, and (b) with respect to each Project Company, the income statement, balance sheet, and statement of cash flows of such Project Company, in each of cases (a) and (b) above, (i) prepared in accordance with GAAP for each Fiscal Quarter of the relevant Person, and (ii) prepared and audited (either individually or as part of a consolidated group including only the Company and Project Companies) in accordance with GAAP for each Fiscal Year of the relevant Person.

“Financing Agreement” has the meaning set forth in the recitals to this Agreement.

“Fiscal Quarter” means any quarterly accounting period of the Company or any Project Company during any Fiscal Year.

“Fiscal Year” means the annual accounting period of the Company or any Project Company ending December 31 of any calendar year.

“Fixed Pricing Assumptions” means those items set forth in Annex 7-B.

“Flow of Funds Memorandum” means a funding memorandum dated as of an Equity Capital Contribution Date, setting forth in detail, among other things, all the costs and expenses of the Wind Farms including the exact amounts to be paid on such date and the Persons (and the account information related thereto) to whom such amounts are to be paid, which funding memorandum shall be reasonably satisfactory to the Equity Investors.

“FPA” means the Federal Power Act, as amended, 16 U.S.C. §§ 791a et seq.

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“GECM” means GE Capital Markets, Inc., a Delaware corporation.

“Governmental Approval” means all filings, certifications, determinations, permits, licenses, registrations, approvals, and authorizations of or with, and any written waiver from, any Governmental Authority.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, FERC, the U.S. Department of Treasury, IRS, the Securities and Exchange Commission, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority).

“Guarantor” means Noble Environmental Power, LLC, a Delaware limited liability company.

“Hazardous Substances” means (statutory acronyms and abbreviations having the meaning given them in the definition of “Hazardous Substances Laws”) substances defined as “hazardous substances,” “pollutants” or “contaminants” in Section 101 of the CERCLA; those substances defined as “hazardous waste,” “hazardous materials” or “regulated substances” by the RCRA; those substances designated as a “hazardous substance” pursuant to Section 311 of the CWA; those substances defined as “hazardous materials” in Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Sections 6 or 7 of the TSCA; those substances defined as “contaminants” by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as “residual radioactive material” by Section 101 of the UMTRCA; those substances defined as “toxic materials” or “harmful physical agents” pursuant to Section 6 of the OSHA; those substances defined as hazardous wastes in 40 C.F.R. Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R.  Part 260.10, specifically including Appendix VII and VIII of Subpart D of 40 C.F.R. Part 261; those substances designated as hazardous substances in 40 C.F.R. Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R. Part 171.8; those substances regulated as hazardous materials, hazardous substances, or toxic substances in 40 C.F.R. Part 1910; any substance or material that is prohibited, regulated or defined as “hazardous” or any other term of similar import under, or for which liability is imposed pursuant to, any Hazardous Substances Law, including without limitation, pollutants, contaminants, wastes, toxic substances, toxic mold, noise emissions, radon gas, oil, petroleum, petroleum derivatives, asbestos, PCBs, VOCs, SVOCs, or in the regulations adopted and publications promulgated pursuant to any Hazardous Substances Laws, whether or not such regulations or publications are specifically referenced herein. Hazardous Substances also include the foregoing substances as defined in any state or local counterparts or equivalent to any of the above-cited federal references.

“Hazardous Substances Law” means any of: (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C.

Section 9601 et seq.) (“CERCLA”); (b) the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) (“Clean Water Act” or “CWA”); (c) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”); (d) the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.) (“AEA”); (e) the Clean Air Act (42 U.S.C. Section 7401 et seq.) (“CAA”); (f) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.) (“EPCRA”); (g) the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) (“FIFRA”); (h) the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486); (i) the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.) (“SDWA”); (j) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) (“TSCA”); (k) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.) (“HMTA”); (l) the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.) (“UMTRCA”); (m) the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”); (n) the National Environmental Policy Act (42 U.S.C. Sections 4321 et seq.); (o) the Endangered Species Act (16 U.S.C. Section 1531 et seq.); (p) the National Historic Preservation Act (16 U.S.C. Section 470 et seq.); (q) the Rivers and Harbors Act (33 U.S.C. Section 401 et seq.); (r) the State Environmental Quality Review Act (NY ECL Sections 8-0101 et seq.); (s) any other state or local counterpart or equivalent to any of the above-cited federal references; and (t) all other Applicable Law now or hereafter in effect that relates to pollution, management, protection or cleanup of the environment, including the protection of endangered species and migratory birds and the preservation of cultural resources, or to (i) any release or (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances or otherwise governs Hazardous Substances, including all duties, standards of conduct or responsibility pursuant to common law.

“Hedge Agreement” means the ISDA Master Agreement, the ISDA Credit Support Annex and the Confirmation (in each case, including related annexes, schedules and exhibits thereto), dated as of the date hereof, between the Hedge Provider and the Company.

“Hedge Company Pledge Agreement” means that certain Second Lien Pledge Agreement, dated as of the date hereof, by Noble Holdco in favor of the Hedge Provider, concerning the membership interests of Noble Holdco in the Company as required by the Hedge Agreement.

“Hedge Provider” means Citigroup Energy Inc., a Delaware corporation.

“Hedge Provider Forbearance Agreement” means that certain Forbearance Agreement among the Initial Class A Equity Investor, GECM, the Company and the Hedge Provider, dated as of the date hereof.

“IDA Documents” means the documents that are listed in Section H of  Annex 3-A.

“Indemnified Parties” means the Noble Indemnified Parties or the Class A Indemnified Parties, as applicable.

“Indemnified Party” means a Noble Indemnified Party or a Class A Indemnified Party, as applicable.

“Indemnifying Parties” means the Noble Indemnifying Parties or the Class A Indemnifying Parties, as applicable.

“Indemnifying Party” means a Noble Indemnifying Party or a Class A Indemnifying Party, as applicable.

“Independent Engineer” means Garrad Hassan America, Inc.

“Independent Engineer Report” means a report of the Independent Engineer, in form and substance satisfactory to, and agreed to and accepted by, the Class A Engineer.

“Independent Wind Engineer” means Garrad Hassan America, Inc..

“Initial Class A Equity Investor” means EFS Noble II, LLC, a Delaware limited liability company.

“Initial Equity Capital Contribution” means, with respect to an Equity Investor, a capital contribution made by such Equity Investor on the Initial Equity Capital Contribution Date pursuant to Section 2.01.

“Initial Equity Capital Contribution Date” means the first Business Day on which the satisfaction or waiver of all of the Equity Capital Contribution Conditions Precedent with respect to the Initial Equity Capital Contribution occurs.

“Institutional Accredited Investor” mean any “accredited investor” of the type referred to in subparagraphs (1), (2), (3) or (7) of Rule 501(a)  under the Securities Act.

“Institutional Investor” means an investor other than an individual.

“Insurance Consultant” means Moore McNeil, LLC.

“Insurance Report” means a report of the Insurance Consultant which confirms that the insurance coverages in place during the construction and operation periods of the Wind Farms comply with the insurance policies set forth in Annex 5.

“Interconnection Agreements” means the Noble Altona Interconnection Agreement, the Noble Chateaugay Interconnection Agreement, and the Noble Wethersfield Interconnection Agreement; and each of them is an “Interconnection Agreement.”

“Interconnection Line” means the interconnection or transmission line(s) over which the electrical power generated at each Wind Farm will be transmitted and delivered pursuant to the applicable Interconnection Agreement from each Wind Farm Site to the Point(s) of Interconnection (as defined in each relevant Interconnection Agreement).

“IRS” means the U.S. Internal Revenue Service, and any successor thereto.

“Knowledge” means (a) with respect to Noble Holdco, the actual knowledge of any individual holding the title and job responsibilities described in Annex 16, (b) with respect to the Initial Class A Equity Investor and GECM, the actual knowledge of any individual holding the title and job responsibilities described in Annex 12, and (c) as to any Person other than Noble Holdco, the Initial Class A Equity Investor or GECM (including all officers, directors, managers and employees thereof), the actual knowledge of the Person, or if the Person is not a natural person, the actual knowledge of the officers, directors or managers of such Person.

“Lenders” has the meaning ascribed thereto in the recitals to this Agreement and shall include any Person to which the Company has any Debt Obligations.

“Lender’s Title Policy” means the Lender’s Policy of Title Insurance issued to the Lenders concurrently with the closing of the Debt Financing.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company to be duly authorized, executed and delivered by the Equity Investors on the Initial Equity Capital Contribution Date, in substantially the form attached hereto as Annex 2.

“Losses” means any and all claims, liabilities, losses, damages, costs, and expenses.

 “Major Project Contracts” means (a) as of the Execution Date, the documents listed in Annex 3-C and Annex 3-E, and (b) as of each Equity Capital Contribution Date, the documents listed in Annex 3-C, Annex 3-D, Annex 3-E and Annex 3-F.

“Market Consultant” means Ventyx Inc.

“Material Adverse Effect” means a material adverse change in the status of the business, results of operations or financial condition of Noble Holdco, Guarantor, the Company, and the Project Companies, taken as a whole, in each case excluding any effect resulting from (a) any general change in industry, market, or financial conditions of the United States national economy or the northeastern United States regional economy (including changes in either such economy as a whole, the electric generating, transmission or distribution industry, the wholesale or retail markets for electricity, the general state of the energy industry, including natural gas and natural gas liquid prices, the electricity transmission system, interest rates, political conditions, outbreak of hostilities, terrorist activities or war), (b) any change in applicable law or regulatory policy of general application and not specific to any Governmental Approval required for the development, ownership, construction, operation or maintenance of the Wind Farms, or (c) strikes, work stoppages or other labor disturbances not specific to the Wind Farms.

“Modified PTC Extension” means an amendment, renewal, modification or change to Code Section 45 (or any successor provision if Code Section 45 is redesignated) that (a) is enacted before January 1, 2010, (b) changes the date specified in Code Section 45(d)(1) (as in effect on the Execution Date) before which a facility using wind to produce electricity must be originally placed in service in order to constitute a “qualified facility” (within the meaning of Code Sections 45(d)(1) and 45(a)(2)(A)(ii) or any successor provision if Code Section 45 is redesignated), from January 1, 2009, to January 1, 2010, or some later date and (c) changes one or more of the following in the manner specified:  (1) the tax credit rate specified in Code Section 45(a)(1) (as in effect on the Execution Date) is changed to a different amount (whether such amount is higher or lower), (2) the tax credit period specified in Code Section 45(a)(2)(A)(ii) (as in effect on the Execution Date) is changed to a period of a different duration (e.g., 10 years is changed to 5 years), (3) the inflation adjustment specified in Code Section 45(b)(2) (as in effect on the Execution Date) is eliminated or changed to a different inflation adjustment, (4) the total amount of PTCs is capped to a percentage of the eligible basis of the qualified facility, or (5) any other change in Code Section 45 (as in effect on the Execution Date) (or any successor provision if Code Section 45 is redesignated) that extends or renews the availability of PTCs for a wind facility originally placed in service after December 31, 2008, that is not a PTC Extension, that is quantifiable and that can be incorporated in the Base Case Model in order to compute the Cash Recoupment Amount and the Modified Cash Flip Trigger Date (as such terms are defined in Annex 2); provided, however, for the avoidance of doubt, with respect to clauses (1) through (5) of this definition, (i) such amendment, renewal, modification or change makes no other changes to Code Section 45 that will have an impact on the availability of PTCs to the Class A Equity Investors (or any successor provision if Code Section 45 is redesignated) and (ii) the amount and timing of PTCs under such amendment, renewal, modification or change can be determined by making no other assumptions other than with respect to the “GDP implicit price deflator” (within the meaning of Code Section 45(e)(2)(B) as in effect on the Execution Date).

“MW” means megawatt.

“Noble 2007 Holdco” has the meaning set forth in the Recitals hereto.

“Noble Altona” means Noble Altona Windpark, LLC, a Delaware limited liability company.

“Noble Altona EPC Contract” means that certain Engineering, Procurement and Construction Agreement, dated as of the date hereof, between Noble Altona and the EPC Contractor.

“Noble Altona Interconnection Agreement” means that certain Interconnection Agreement among Noble Altona, NYISO and NYPA.

“Noble Altona O&M Agreement” means that certain Operations and Maintenance Agreement for the Noble Altona Wind Farm, dated as of the date hereof, by and between Noble Altona and the O&M Contractor.

“Noble Altona Project Administration Agreement” means that certain Management Services Agreement, dated as of the date hereof, between Noble Altona and the Administrator.

“Noble Altona Wind Farm” means the wind-power electric energy generation facility owned by Noble Altona and located in the Town of Altona, Clinton County, New York and having up to sixty-five (65) Wind Turbines with a total nominal capacity of up to 97.5 MW, and all related interconnection facilities and all other rights and assets necessary for the ownership and operation thereof and sale of power therefrom.

“Noble Altona Wind Farm Site” means the real property described in Annex 8-A hereto.

“Noble Chateaugay” means Noble Chateaugay Windpark, LLC, a Delaware limited liability company.

“Noble Chateaugay EPC Contract” means that certain Engineering, Procurement and Construction Agreement, dated as of  the date hereof, between Noble Chateaugay and the EPC Contractor.

“Noble Chateaugay Interconnection Agreement” means that certain Interconnection Agreement among Noble Chateaugay, NYISO and NYPA.

“Noble Chateaugay O&M Agreement” means that certain Operations and Maintenance Agreement for the Noble Chateaugay Wind Farm, dated as of the date hereof, by and between Noble Chateaugay and the O&M Contractor.

“Noble Chateaugay Project Administration Agreement” means that certain Management Services Agreement, dated as of the date hereof, between Noble Chateaugay and the Administrator.

“Noble Chateaugay Wind Farm” means the wind-power electric energy generation facility owned by Noble Chateaugay and located in the Town of Chateaugay, Franklin County, New York and in the Town of Clinton, Clinton County, New York, having up to seventy-one (71) Wind Turbines with a total nominal capacity of up to 106.5 MW, and all related interconnection facilities and all other rights and assets necessary for the ownership and operation thereof and sale of power therefrom.

“Noble Chateaugay Wind Farm Site” means the real property described in Annex 8-B hereto.

“Noble Guaranty” means the guaranty of Guarantor in favor of the Class A Equity Investors, dated as of the date hereof.

“Noble Holdco” means Noble Environmental Power 2008 Hold Co. Prime, LLC, a Delaware limited liability company.

“Noble Indemnified Party” has the meaning set forth in Section 6.02(b).

“Noble Indemnifying Party” has the meaning set forth in Section 6.02(a).

“Noble Wethersfield” means Noble Wethersfield Windpark, LLC, a Delaware limited liability company.

“Noble Wethersfield EPC Contract” means that certain Engineering, Procurement and Construction Agreement, dated as of the date hereof, between Noble Wethersfield and the EPC Contractor.

“Noble Wethersfield Interconnection Agreement” means that certain Interconnection Agreement among Noble Wethersfield, NYISO and NYPA.

“Noble Wethersfield O&M Agreement” means that certain Operations and Maintenance Agreement for the Noble Wethersfield Wind Farm, dated as of the date hereof, by and between Noble Wethersfield and the O&M Contractor.

“Noble Wethersfield Project Administration Agreement” means that certain Management Services Agreement, dated as of the date hereof, between Noble Wethersfield and the Administrator.

“Noble Wethersfield Wind Farm” means the wind-power electric energy generation facility owned by Noble Wethersfield and located in the Towns of Wethersfield, Orangeville and Eagle, Wyoming County, New York and having up to eighty-four (84) Wind Turbines with a total nominal capacity of up to 126 MW, and all related interconnection facilities and all other rights and assets necessary for the ownership and operation thereof and sale of power therefrom.

“Noble Wethersfield Wind Farm Site” means the real property described in Annex 8-C hereto.

“NYISO” means the New York Independent System Operator, Inc.

“NYPA” means the New York Power Authority.

“NYPSC” means the New York Public Service Commission.

“NYSEG” means the New York State Electric & Gas Corporation.

“O&M Contractor” means Noble Wind Operations, LLC, a Delaware limited liability company.

“O&M Contracts” means the Noble Altona O&M Agreement, the Noble Chateaugay O&M Agreement, and the Noble Wethersfield O&M Agreement; and each of them is an “O&M Contract.”

“Original Limited Liability Company Agreement” means the original Limited Liability Company Agreement of the Company, dated as of June 6, 2008, with the Class B Equity Investor as the sole member.

“Party” means each of the parties to this Agreement.

“Permitted Encumbrances” means (a) Encumbrances for inchoate mechanics’ and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business for amounts (in all cases that, individually or in the aggregate, are not material) not yet due or that are being contested in good faith by appropriate proceedings, (b) Encumbrances for Taxes not yet payable or that are being contested in good faith by appropriate proceedings, (c) the Encumbrances securing the Debt Financing and/or the Hedge Agreement, (d) Encumbrances created by or pursuant to this Agreement, any Principal Project Documents or the IDA Documents, (e) Encumbrances incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other governmental rules and that do not in the aggregate materially impair the use of the property or assets encumbered thereby or the value of such property or assets for the purposes of such business, (f) Encumbrances arising out of judgments or awards so long as an appeal or proceeding for review is being contested in good faith by appropriate proceedings and for the payment of which cash reserves, bonds or other security acceptable to Administrative Agent, in its reasonable discretion, have been provided or are fully covered by insurance, (g) deposits or pledges to secure mandatory statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, (h) zoning, entitlement, conservation restrictions and other land use and environmental regulations by Governmental Authorities that do not materially interfere with the development, construction, operation and maintenance of the Wind Farms, (i) liens and security interests to be subordinated to the Financing Agreement, but only to the extent such liens and security interest are released no later than the Initial Equity Capital Contribution Date, (j) all Encumbrances that appear as exceptions on the Lender’s Title Policy, (k) any other Encumbrance approved by the Company and the Equity Investors acting together in their reasonable discretion, (l) any Encumbrance that is an exception to the Proforma Owner’s Policy delivered pursuant to Section 5.01(i), (m) Encumbrances for purchase money obligations incurred in the ordinary course of business, (n) defects, easements, rights-of-way, restrictions, and other similar Encumbrances incurred in the ordinary course of business and Encumbrances, licenses, restrictions on the use of property or imperfections in title, in each case that do not materially interfere with the development, construction, operation and maintenance of the Wind Farms, and that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (o) any other Encumbrances not in excess of five million dollars ($5,000,000) in the aggregate, and (p) any other Encumbrance that is a “Permitted Lien” under the Financing Agreement.

“Person” means any individual, partnership, joint venture, company, corporation, limited liability company, limited duration company, limited life company, association, trust or other entity or organization, including a Governmental Authority.

“Policy Limit” means $ 142,370,699.

“Principal Project Documents” means, as of any date, the Real Property Documents and the Major Project Contracts.

“Proforma Owner’s Policy” means the Proforma Owner’s Policy in the form attached hereto as Annex 13.

“Project Administration Agreements” means the Noble Altona Project Administration Agreement, the Noble Chateaugay Project Administration Agreement, and the Noble Wethersfield Project Administration Agreement; and each of them is a “Project Administration Agreement.”

“Project Companies” means Noble Altona, Noble Chateaugay, and Noble Wethersfield; and each of them is a “Project Company.”

“PTC” means a renewable electricity production credit within the meaning of Code Section 45 or any successor to such section.

“PTC Extension” means an amendment, renewal, modification or change to Code Section 45 that (a) is enacted before January 1, 2010, (b) changes the date specified in Code Section 45(a)(1) (as in effect on the Execution Date) before which a facility using wind to produce electricity must be originally placed in service in order to constitute a “qualified facility” (within the meaning of Code Sections 45(d)(1) and 45(a)(2)(A)(ii) (as in effect on the Execution Date)), from January 1, 2009, to January 1, 2010, or some later date and (c) allows PTCs beginning on the date such wind facility is originally placed in service (rather than the effective date of such amendment, modification or change, if such effective date is later); provided, such amendment, modification or change makes no other changes that would adversely affect (as determined in the reasonable discretion of the Initial Class A Equity Investor and the Class B Equity Investor) the availability or amount of PTCs, such that PTCs will be allowed with respect to a wind facility placed in service after December 31, 2008, and before January 1, 2010, on the same terms (including, for example, the tax credit rate specified in Code Section 45(a)(1) (as in effect on the Execution Date), the tax credit period specified in Code Section 45(a)(2)(A)(ii) (as in effect on the Execution Date), and the inflation adjustment specified in Code Section 45(b)(2) (as in effect on the Execution Date)) as under Code Section 45 (as in effect on the Execution Date) for wind turbines placed in service before January 1, 2009.

“PUHCA” means the Public Utility Holding Company Act of 2005, and the regulations thereunder.

“Punch List” for each Wind Farm has the meaning set forth in the applicable EPC Contract.

“QIB” mean a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act.

“Real Property Documents” means (a) as of the Execution Date, the documents listed in Annex 3-A, and (b) as of each Equity Capital Contribution Date, the documents listed in Annex 3-A and Annex 3-B.

“Related Party” means, at any time during the PTC Period (as defined in Annex 2), any Person (a) then purchasing electricity generated by any of the Wind Farms or (b) related (within the meaning set forth in Code Section 45(e)(4) or any successor to such Section) to any Person then purchasing electricity generated by any of the Wind Farms; provided that any Person (or Person related to such Person) whose sole purchases of electricity generated by any of the Wind Farms are retail purchases from a Person other than the Company or any Project Company shall not be a “Related Party.”

“Renewable Energy Certificates” means Renewable Energy Certificates issued by the New York State Energy Research and Development Authority as mandated by the New York State 2004 Renewable Portfolio Standard.

“Reports” means the Environmental Report, the Wind Energy and Resource Assessment Report, the Independent Engineer Report, and the Insurance Report.

“Restricted Pricing Assumptions” means those items set forth in Annex 7-C.

“SCADA” means supervisory control and data acquisition, as that term is applied to both equipment and operational practices under Appendix G to each Interconnection Agreement, and as referenced in the tariff of NYISO and that certain Order of FERC in Docket No. ER06-506 (March 17, 2006).

“Second Equity Capital Contribution” means, with respect to an Equity Investor, a capital contribution made by such Equity Investor on the Second Equity Capital Contribution Date pursuant to Section 2.01.

“Second Equity Capital Contribution Adjustments” has the meaning set forth in Section 2.01.

“Second Equity Capital Contribution Date” means a Business Day following the Initial Equity Capital Contribution Date on which the satisfaction or waiver of all of the Equity Capital Contribution Conditions Precedent with respect to the Second Equity Capital Contribution occurs.

“Second Lien Collateral Documents” means the documents that are listed in Sections L, M and N of Annex 3.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Lender Forbearance Agreement” means that certain Forbearance Agreement among the Class A Equity Investors, the Administrative Agent, and the Company, dated as of the date hereof.

“Site Plan” means a site plan with respect to each Wind Farm Site (including the Border Parcels and Interconnection Lines) prepared by the mapping department of Guarantor and dated June 11, 2008, as amended from time to time, provided that any material amendment thereto shall be subject to the prior written consent of the Initial Class A Equity Investor (which consent shall not be unreasonably withheld).

  “Substantial Completion” means, with respect to each Wind Turbine, that (a) such Wind Turbine has been physically completed and all components of such Wind Turbine necessary for such Wind Turbine’s regular production and monitoring through the SCADA of electricity have been installed, except “Punch List” items that do not interfere with safe and proper operation and regular production of electricity, (b) such Wind Turbine has successfully achieved “Mechanical Completion” as defined in the applicable EPC Contract, and the EPC Contractor has issued, for such Wind Turbine, the “Mechanical Completion Certificate” as set forth in the applicable EPC Contract, (c) the EPC Contractor has issued a “Certificate for Readiness of Testing” (as defined in the applicable EPC Contract) for such Wind Turbine, (d) such Wind Turbine has successfully passed the applicable testing requirements described in the applicable EPC Contract, has been synchronized to the grid, and is ready to produce energy for sale in commercial quantities on a regular and continuous basis and in a safe and lawful manner and more specifically as per the applicable Turbine Supply Agreement, the “Commercial Operation Certificate” has been issued, (e) interconnection agreements are validly in force so as to permit such Wind Turbine (when combined with each other Wind Turbine that has achieved Substantial Completion) to deliver all energy from such Wind Turbine to the “point of interconnection” specified in the applicable Interconnection Agreement, and such that the “In-Service Date” under each applicable Interconnection Agreement has occurred, (f) such Wind Turbine has successfully achieved “Substantial Completion” (as defined in the applicable EPC Contract), the EPC Contractor has issued for such Wind Turbine the “Substantial Completion Certificate” (as defined in the applicable EPC Contract), and (g) the Independent Engineer has issued a certificate as to Substantial Completion, substantially in the form attached hereto as Annex 25.

  ***

“Tax” means (a) any federal, state, local or foreign taxes, and other similar assessments, charges, or fees imposed by a Governmental Authority (whether imposed directly or through withholding) including, but not limited to, net income, gross income, gross receipts, gains, transfer, windfall profit, severance, property, production, value-added, sales, use, excise, franchise, net worth, employment, payroll, Social Security, withholding and license taxes together with any interest or penalty, addition to tax, or additional amounts imposed with respect thereto; and (b) any liability in respect of amounts described in clause (a) payable by reason of being a member of an affiliated, consolidated, combined or unitary group, or a successor or transferee, contract or otherwise.

“Tax Exempt Person” means each of (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by the Code, (c) any Person who is not a “United States person” within the meaning of Code Section 7701(a)(30), and (d) any Indian tribal government described in Code Section 7701(a)(4).

“Tax Return” means any return, report, form, or similar statement (including all schedules, exhibits and attachments thereto, and all amendments thereof) filed or required to be filed with respect to any Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Term Loans” means the fifteen (15) year term loans into which certain amounts outstanding under the Debt Financing Documents have been converted on the Initial Equity Capital Contribution Date.

“Third Party Claim” has the meaning set forth in Section 6.02(k).

“Threshold” has the meaning set forth in Section 6.02(g).

“Title Company” means Stewart Title Guaranty Company.

“Title Policy” means a fully paid policy or policies of title insurance in favor of all Class A Equity Investors, which have been approved by the Equity Investors in their reasonable discretion, dated as of the Initial Equity Capital Contribution Date and substantially in the form of the Proforma Owner’s Policy, but subject to any additional Permitted Encumbrances which have arisen from the Execution Date to the Initial Equity Capital Contribution Date, which policy shall (a) be in the aggregate amount of no less than the Policy Limit, subject to any change in the Policy Limit required by any change in the State of New York insurance regulations prior to the Initial Equity Capital Contribution Date, and (b) provide title insurance coverage for each Wind Farm Site that has not been transferred to NYPA or NYSEG, as appropriate and each Interconnection Line.

“Total Equity Capital Contribution” means, with respect to each Class A Equity Investor, the sum of the Initial Equity Capital Contribution of such Class A Equity Investor and any Second Equity Capital Contribution of such Class A Equity Investor.

“Transaction” has the meaning set forth in Section 6.12(b).

“Transaction Expenses” means (a) the cost of the Title Policy, any filing and recording fees, escrow or closing fees and transfer and mortgage taxes; (b) the reasonable legal fees, expenses and disbursements of the Administrative Agent, the Lenders, the Hedge Provider, the Company, the Project Companies, the Administrator, and Noble Holdco incurred in connection with this Agreement; (c) other reasonable, documented out of pocket expenses of the Company, the Guarantor, the Project Companies, Noble Holdco, and, if required, counterparties to any Principal Project Document incurred in connection with this Agreement and the transactions contemplated hereby; (d) the reasonable fees and expenses of the Class A Engineer, the Independent Engineer, the Environmental Consultant, the Market Consultant, the Insurance Consultant and the Independent Wind Engineer; and (e) the reasonable fees (including legal fees), out-of-pocket costs and expenses and disbursements incurred by the Class A Equity Investors in connection with the Transaction.  A good faith estimate of the amounts of, and the Persons entitled to payment of, such Transaction Expenses (other than fees and expenses of counsel to the Class A Equity Investors) is set forth in Annex 9 hereto.

“Transfer” has the meaning set forth in the Recitals hereto.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of Treasury.

“TSA Contractor” means General Electric Company, a New York corporation.

“Turbine Financing” has the meaning set forth in the Recitals hereto.

“Turbine Lenders” has the meaning set forth in the Recitals hereto.

“Turbine Supplier” means General Electric Company, a New York corporation, and its successors and assigns under the Turbine Supply Agreements.

“Turbine Supply Agreements” means, collectively or individually, depending on the context, that certain (a)(i) Master Contract for the Sale of Power Generation Equipment and Related Services, dated as of February 15, 2006, as amended by the First Amendment, dated as of August 24, 2006, by and between Noble Environmental Power 2006 Hold Co, LLC (“NEP

2006 Hold Co”) and the Turbine Supplier, and (ii) Purchase Order No. 2 with respect to the Noble Altona Wind Farm, dated as of February 15, 2006, executed by and between NEP 2006 Hold Co and the Turbine Supplier, as assigned to Noble Altona pursuant to that certain Turbine Assignment Agreement, dated as of June 30, 2008, among NEP 2006 Hold Co, Noble Altona and the Turbine Supplier, (b)(i) Master Contract for the Sale of Power Generation Equipment and Related Services, dated as of October 17, 2006, by and between Noble Environmental Power 2007 Equipment Co, LLC (“NEP 2007 Equipment Co”) and the Turbine Supplier, and (ii) Purchase Order No. 2, Purchase Order No. 3 and Purchase Order No. 4, each dated as of May 2, 2007, with respect to Noble Chateaugay Wind Farm and Noble Wethersfield Wind Farm, in each case executed by and between NEP 2007 Equipment Co and the Turbine Supplier, as assigned to Noble Chateaugay and Noble Wethersfield pursuant to that certain Turbine Assignment Agreement, dated as of June 30, 2008, among NEP 2007 Equipment Co, Noble Chateaugay, Noble Wethersfield and the Turbine Supplier, and (c)(i) Master Contract for the Sale of Power Generation Equipment and Related Services, dated as of October 17, 2006, by and between Noble Environmental Power 2008 Equipment Co, LLC (“NEP 2008 Equipment Co”) and the Turbine Supplier, and (ii) Purchase Order No. 3 with respect to Noble Wethersfield Wind Farm, dated as of October 17, 2007, executed by and between NEP 2008 Equipment Co and the Turbine Supplier, as assigned to Noble Wethersfield pursuant to that certain Turbine Assignment Agreement, dated as of June 30, 2008, among NEP 2008 Equipment Co, Noble Wethersfield and the Turbine Supplier.

“Wind Energy and Resource Assessment Report” means a report of the Independent Wind Engineer as to the independent wind energy and resource assessment conducted by the Independent Wind Engineer, which for clarity shall be conducted by the Independent Wind Engineer using meteorological data for the Wind Farms provided by Noble Holdco.

“Wind Farms” means the Noble Altona Wind Farm, the Noble Chateaugay Wind Farm, and the Noble Wethersfield Wind Farm; and each of them is a “Wind Farm.”

“Wind Farm Sites” means the Noble Altona Wind Farm Site, the Noble Chateaugay Wind Farm Site, and the Noble Wethersfield Wind Farm Site; and each of them is a “Wind Farm Site.”

“Wind Turbines” means the two hundred twenty (220) General Electric 1.5 MW SLE wind turbine generators contemplated to be sold to the Company pursuant to the Turbine Supply Agreements and to be used in the construction of the Wind Farms.

1.02.               Rules of Interpretation.  In this Agreement, unless the context requires otherwise:

(a)           the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(b)           words used or defined in the singular include the plural and vice versa;

(c)           references to Articles and Sections refer to Articles and Sections of this Agreement;

(d)           references to Annexes refer to the Annexes attached to this Agreement, each of which is made a part hereof for all purposes;

(e)           references to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law;

(f)            terms defined in this Agreement are used throughout this Agreement and in any Annexes hereto as so defined;

(g)           references to any agreement, contract or document shall mean such agreement, contract or document as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement (if applicable);

(h)           the words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement;

(i)            the words “include,” “includes” or “including” shall mean “including, but not limited to”;

(j)            references to money refer to legal currency of the United States of America;

(k)           where a word or phrase is specifically defined, other grammatical forms of such word or phrase have corresponding meanings;

(l)            references to any Person include such Person’s successors and permitted assigns, unless otherwise specifically provided herein; and

(m)          with respect to the definition of Change of Law, if the Initial Class A Equity Investor and the Class B Equity Investor are unable to agree on (i) whether a Change of Law has occurred and (ii) the impact to the Class A Equity Investors of any such Change of Law, the Initial Class A Equity Investor and the Class B Equity Investor shall jointly select tax counsel to render a tax opinion as to the disputed issue(s), which tax opinion (A) must be reasonably satisfactory to the Initial Class A Equity Investor and the Class B Equity Investor and (B) shall be determinative with respect to the items described in clauses (i) and (ii) of this Section 1.02(m).

ARTICLE 2
EQUITY CAPITAL CONTRIBUTION

2.01.               Membership Interest Purchase and Equity Capital Contribution.

(a)           Subject to fulfillment or waiver of the conditions set forth in Section 5.02, on the Initial Equity Capital Contribution Date, (i) the Company shall, and Noble Holdco shall cause the Company to, sell, issue, assign, transfer and convey the Class A Units to each Class A Equity Investor, as set forth in Annex 1 hereto, (ii) each Class A Equity Investor shall pay in cash to the Company, in return for the sale and issuance to it of the Class A Units as set forth in

Annex 1 hereto, its Equity Capital Contribution, determined pursuant to Section 2.01, and (iii) the Class B Equity Investor shall exchange its membership interests in the Company as of the Initial Equity Capital Contribution Date in return for the issuance to it of the Class B Units as set forth in Annex 1 hereto, in each case as also set forth in Section 4.01 of the LLC Agreement.

(b)           On the Initial Equity Capital Contribution Date, the Initial Equity Capital Contribution of each Class A Equity Investor shall be determined by running Part 1 of the Base Case Model to maintain, as to such Class A Equity Investor, the After-Tax Payout on such Class A Equity Investor’s investment in Class A Units based on the Base Case Model, as adjusted to reflect changes to the Assumptions (other than (A) the Restricted Pricing Assumptions which shall be changed only within the range set forth in Annex 7-C, and (B) the Fixed Pricing Assumptions) since the Execution Date arising from, without duplication, (i) the update, bring-down or supplement, as the case may be, referred to in Section 5.02(l), of or to the Independent Engineer Report, (ii) changes in fact from the corresponding assumption (other than (A) the Restricted Pricing Assumptions which shall be changed only within the range set forth in Annex 7-C, and (B) the Fixed Pricing Assumptions) or input reflected in the Base Case Model on the Execution Date including any Change of Law, (iii) any amendment, modification or supplement to the Principal Project Documents since the Execution Date, and (iv) any failure of Noble Holdco, the Company or any Project Company to perform its obligations under this Agreement or any of the other Principal Project Documents to which it is a party, and if such failure would reasonably be expected to result in the After-Tax Payout of the Class A Equity Investors not being achieved after taking into account the effect of such failure, any change to the Assumptions (other than (A) the Restricted Pricing Assumptions which shall be changed only within the range set forth in Annex 7-C, and (B) the Fixed Pricing Assumptions) (such adjustments, collectively, the “Initial Equity Capital Contribution Adjustments”); provided that any such Initial Equity Capital Contribution Adjustments shall not in any event cause the Initial Equity Capital Contribution of any Class A Equity Investor to exceed the Class A Capital Commitment set forth in Annex 1 with respect to such Class A Equity Investor.  On the Initial Equity Capital Contribution Date, each Class A Equity Investor shall pay its Initial Equity Capital Contribution in immediately available funds as provided in Section 2.01.

(c)           If all of the Wind Turbines have not been included in the funding for the Initial Equity Capital Contribution, any remaining Wind Turbines meeting the conditions set forth in Section 5.02 must be funded in the Second Equity Capital Contribution.  On the Second Equity Capital Contribution Date, the Second Equity Capital Contribution of each Class A Equity Investor shall be determined by running Part 2 of the Base Case Model to maintain, as to such Class A Equity Investor, the After-Tax Payout on such Class A Equity Investor’s investment in Class A Units based on the Base Case Model, as adjusted to reflect changes to the Assumptions as set forth in Annex 7 associated with the Wind Turbines that are the subject of the Second Equity Capital Contribution (such adjustments, the “Second Equity Capital Contribution Adjustments”); provided that such Second Equity Capital Contribution, when aggregated with the Initial Equity Capital Contribution previously made by such Class A Equity Investor, shall not in any event cause the Total Equity Capital Contribution of any Class A Equity Investor to exceed the Class A Capital Commitment set forth in Annex 1 with respect to such Class A Equity Investor.  On the Second Equity Capital Contribution Date, each Class A Equity Investor shall pay its Second Equity Capital Contribution in immediately available funds as provided in Section 2.01.

(d)           The Company shall give prompt notice to the Equity Investors (but in no event later than twenty (20) days prior to the Initial Equity Capital Contribution Date) confirming any changes to the Assumptions (other than (i) the Restricted Pricing Assumptions, which shall be changed only within the range set forth in Annex 7-C, and (ii) the Fixed Pricing Assumptions) since the Execution Date proposed by the Independent Engineer; provided that the Company shall have the right to make further changes to the Assumptions as permitted by Section 2.01 (other than (i) the Restricted Pricing Assumptions, which shall be changed only within the range set forth in Annex 7-C, and (ii) the Fixed Pricing Assumptions) up to ten (10) days prior to the Initial Equity Capital Contribution Date.  The Company shall cause the Independent Engineer to provide the updates, bring downs, or supplements, as the case may be, to the Independent Engineer Report (certified by the Independent Engineer to be true and correct) contemplated pursuant to Section 5.02(l) not less than twenty (20) days nor more than sixty (60) days prior to the Initial Equity Capital Contribution Date and not less than fifteen (15) days nor more than thirty (30) days prior to the Second Equity Capital Contribution Date.  Such Report shall contain a certification by the Independent Engineer (reasonably satisfactory to the Class A Engineer) of whether, in its reasonable judgment, such Report reflects any change to the Assumptions (other than (i) the Restricted Pricing Assumptions, which shall be changed only within the range set forth in Annex 7-C, and (ii) the Fixed Pricing Assumptions).

(e)           Simultaneously with the making of the Initial Equity Capital Contribution, (i) each Equity Investor shall have purchased a membership interest in, and each Equity Investor shall have made a capital contribution to, the Company, and each Equity Investor shall be admitted or continue as a member thereof as contemplated in the LLC Agreement, and (ii) the Capital Account (as such term is defined in Annex 2) of each Equity Investor shall be as contemplated in Section 4.01 of the LLC Agreement.

(f)            Simultaneously with the making of the Second Equity Capital Contribution, (i) each Class A Equity Investor shall have made an additional capital contribution to the Company, and (ii) the Capital Account (as such term is defined in Annex 2) of each Class A Equity Investor shall be increased as contemplated in Section 4.01 of the LLC Agreement.

(g)           Notwithstanding anything to the contrary contained herein, if the Cash Recoupment Amount (as such term is defined in Annex 2) is required to be calculated, as of the IECCD the aggregate equity capital contributions made by the Class B Equity Investor shall be an amount not less than $130,867,000.

2.02.               Use of Proceeds.

(a)           The proceeds of the Equity Capital Contributions of each of the Equity Investors on each Equity Capital Contribution Date shall be used and wired by the Company as follows:

(i)                                     first, to repay any and all outstanding Construction Loans (as defined in the Debt Financing Documents) that are not converted into Term Loans;

(ii)                                  second, the proceeds of the Equity Capital Contributions remaining, if any, shall be deposited into the Completion Reserve Account (as defined in the Debt Financing Documents) until an amount equal to any Transaction Expenses that are due and payable after such Equity Capital Contribution Date and that will not be paid with the proceeds of the Debt Financing or revenues of the Project Companies or the Company has been deposited in the Completion Reserve Account, which amounts and proceeds shall be further applied from time to time solely in accordance with the Budget (as defined in Annex 2); and

(iii)                               third, the proceeds of the Equity Capital Contributions remaining, if any, shall be distributed to the Class B Equity Investor.

(b)           The Company may, pursuant to a letter of direction provided by the Company to the Equity Investors, direct the Equity Investors to pay their Equity Capital Contributions directly to the intended recipients of the proceeds of such Equity Capital Contributions pursuant to Section 2.02(a), in which case (i) the Equity Investors shall pay their Equity Capital Contributions directly to such intended recipients of such proceeds pursuant to such letter of direction and (ii) such Equity Capital Contributions shall be deemed made to the Company and paid by the Company to such recipients.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
NOBLE HOLDCO

Noble Holdco hereby represents and warrants to each Class A Equity Investor as of the Execution Date and each Equity Capital Contribution Date (such representations and warranties on each such Equity Capital Contribution Date to be confirmed by a certificate by an authorized signatory of Noble Holdco), as follows; provided that any representation and warranty set forth in this Article 3 and expressly stated to be made only as of a specified date shall be made solely as of such date:

3.01.               Organization and Good Standing; Organizational Documents.  Each of Noble Holdco, the Company and the Project Companies is (a) a limited liability company and has not been converted from another entity, (b) duly formed, validly existing and in good standing under the laws of its state of formation and (c) duly authorized to conduct business in each jurisdiction where the character of its property or the nature of its activities makes such qualification necessary, including the State of New York.  The Class A Equity Investors have been provided with true and correct copies of the certificate of formation of each of Noble Holdco, the Company and the Project Companies, and the limited liability company agreement of each of Noble Holdco, the Company and the Project Companies as in effect on the Execution Date and immediately prior to the Class A Equity Investors making their Equity Capital Contributions on the Initial Equity Capital Contribution Date.

3.02.               Authorization, Execution and Enforceability.

(a)           Each Project Company has full limited liability company power and authority to execute and deliver each Principal Project Document to which it is a party and to consummate the transactions contemplated thereunder.  The execution and delivery by each Project Company of each Principal Project Document to which it is a party, and the consummation by each Project Company of the transactions contemplated thereunder, have been duly authorized by all necessary limited liability company action required on the part of each Project Company.  Each Project Company has duly executed and delivered each Principal Project Document to which it is a party, and each Principal Project Document to which a Project Company is a party constitutes the valid and binding obligation of such Project Company, enforceable against such Project Company in accordance with its terms, except as such terms may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

(b)           The Company has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and to issue the Class A Units to the Class A Equity Investors.  The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereunder, have been duly authorized by all necessary limited liability company action required on the part of the Company.  This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such terms may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

(c)           Noble Holdco has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder.  The execution and delivery by Noble Holdco of this Agreement, and the consummation by Noble Holdco of the transactions contemplated hereunder, have been duly authorized by all necessary limited liability company action required on the part of Noble Holdco.  This Agreement has been duly executed and delivered by Noble Holdco, and this Agreement constitutes the valid and binding obligation of Noble Holdco, enforceable against Noble Holdco in accordance with its terms, except as such terms may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

3.03.       No Violation.  The execution, delivery and performance by (i) each Project Company of each Principal Project Document to which it is a party, and the consummation by each Project Company of the transactions contemplated thereunder, (ii) the Company of this Agreement and each Principal Project Document to which it is a party, and the consummation of the transactions contemplated hereunder and thereunder, and (iii) Noble Holdco of this Agreement, and the consummation of the transactions contemplated hereunder, do not:  (A) violate or conflict with any provision of the Charter Documents of any Project Company, the Company, or Noble Holdco, as appropriate; (B) violate any material Applicable Law; (C) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under or cause any obligation, penalty, premium, or any right of termination to arise or accrue under, any Principal Project Document to which any Project Company, the Company, or Noble Holdco is a party, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect; or (D) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances.

(a)           As of each Equity Capital Contribution Date, the execution, delivery and performance by Noble Holdco of the LLC Agreement, and the consummation of the transactions contemplated thereunder, do not:  (i) violate or conflict with any provision of the Charter Documents of the Company or Noble Holdco, as appropriate; (ii) violate any material Applicable Law; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under or cause any obligation, penalty, premium, or any right of termination to arise or accrue under, any Principal Project Document to which any Project Company, the Company, or Noble Holdco is a party, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances.

3.04.               Ownership of Company and Project Companies.

(a)           As of (i) the Execution Date and (ii) the Initial Equity Capital Contribution Date immediately prior to the consummation of the transactions contemplated pursuant to the first sentence of Section 2.01(a), Noble Holdco is the sole member of the Company and there have never been any other members or owners of the Company.  Other than this Agreement, the Company Pledge Agreement and the other Collateral Documents, and the Hedge Company Pledge Agreement and the other Second Lien Collateral Documents, Noble Holdco is not party to any option, warranty, purchase right or other contract or commitment which would require Noble Holdco to sell, transfer or otherwise dispose of any of the membership interests in the Company.  As of the Execution Date, Noble Holdco owns all of the membership interests in the Company, free and clear of any Encumbrances, except as may be created by this Agreement and the Original Limited Liability Company Agreement and except for any restrictions on sales of securities under applicable securities laws and any Permitted Encumbrances of the types described in clauses (b), (c) and (d) of the definition thereof.  As of the Initial Equity Capital Contribution Date, immediately prior to the consummation of the transactions contemplated pursuant to the first sentence of Section 2.01(a), Noble Holdco holds of record and owns beneficially all of the membership interests in the Company, free and clear of any Encumbrances, except as may be created by this Agreement and the Original Limited Liability Company Agreement and except for any restrictions on sales of securities under applicable securities laws and any Permitted Encumbrances of the types described in clauses (b), (c) and (d) of the definition thereof.  As of the Initial Equity Capital Contribution Date, the Class A Units will be duly authorized, and upon payment of the Initial Equity Capital Contributions, the Class A Units will be validly issued and the Class A Equity Investors will have good and valid title to the Class A Units, free and clear of all Encumbrances other than those created or granted by the Class A Equity Investors.

(b)           From and after the Transfer, the Company is the sole member of each Project Company and, other than Noble 2007 Holdco, there have never been any other members or owners of any Project Company.  Other than the Company Pledge Agreement and the other Collateral Documents, the Hedge Company Pledge Agreement and the other Second Lien Collateral Documents, and the Original Limited Liability Company Agreement, the Company is not party to any option, warranty, purchase right or other contract or commitment which would require the Company to sell, transfer or otherwise dispose of any of the membership interests in any Project Company.  From and after the Transfer, the Company owns all of the membership interests in each Project Company, free and clear of any Encumbrances, except as may be created by this Agreement and the Original Limited Liability Company Agreement and for any restrictions on sales of securities under applicable securities laws and any Permitted Encumbrances of the types described in clauses (b), (c) and (d) of the definition thereof.  From and after the Transfer, the Company holds of record and owns beneficially all of the membership interests in each Project Company, free and clear of any Encumbrances, except as may be created by this Agreement, the Charter Documents of each such Project Company, and for any restrictions on sales of securities under applicable securities laws, and any Permitted Encumbrances of the types described in clauses (b), (c) and (d) of the definition thereof.

3.05.               Contracts.

(a)           As of the Execution Date, Annex 3-A, Annex 3-C and Annex 3-E collectively list each material contract or agreement (other than Governmental Approvals) to which the Company or any Project Company is a party or by which the Company or any Project Company is bound.  As of the Execution Date, each contract identified on Annex 3-A, Annex 3-C or Annex 3-E is in full force and effect and constitutes a valid and binding obligation of the Company or the subject Project Company, as applicable, enforceable against it in accordance with its terms, except as such terms may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.  As of the Execution Date, the Equity Investors have been provided with true and correct copies of all contracts and agreements identified on each of Annex 3-A, Annex 3-C and Annex 3-E.

(b)           As of each Equity Capital Contribution Date, Annex 3-A, Annex 3-B, Annex 3-C, Annex 3-D, Annex 3-E and Annex 3-F collectively list each material contract or agreement (other than Governmental Approvals) to which the Company or any Project Company is a party or by which the Company or any Project Company is bound.  As of each Equity Capital Contribution Date, each contract identified on Annex 3-A, Annex 3-B, Annex 3-C, Annex 3-D, Annex 3-E or Annex 3-F is in full force and effect and constitutes a valid and binding obligation of the Company or the subject Project Company, as applicable, enforceable against it in accordance with its terms, except as such terms may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.  As of the Initial Equity Capital Contribution Date, the Equity Investors have been provided with true and correct copies of all contracts and agreements identified on each of Annex 3-A, Annex 3-B, Annex 3-C, Annex 3-D, Annex 3-E and Annex 3-F.

(c)           There are no material disputes or legal proceedings pending, or, to Noble Holdco’s Knowledge, threatened, between any Project Company, on the one hand, and any counterparty to any Principal Project Document to which such Project Company is a party on the other hand.

3.06.             Default.  None of any Project Company, the Company, and Noble Holdco, nor, to Noble Holdco’s Knowledge, any of the other parties to the Principal Project Documents,

is in default under, nor, to Noble Holdco’s Knowledge, has any event occurred which, with notice or the lapse of time or both, would reasonably be expected to result in a default under, any of the Principal Project Documents, whether caused by a Project Company or any other party to any of the Principal Project Documents which, in any such case, would reasonably be expected to result in a Material Adverse Effect.

3.07.               Governmental Approvals.

(a)           As of the Execution Date, Annex 4-A contains a true and complete list of all Governmental Approvals required to be obtained or made by each Project Company for the construction, operation, and ownership of its Wind Farm and the sale of electric power and Renewable Energy Certificates therefrom by such Project Company in compliance with Applicable Law, except for those Governmental Approvals the absence of which would not materially affect such construction, operation, ownership, or sales.

(b)           As of the Initial Equity Capital Contribution Date, (i) except for the Governmental Approvals set forth in Part II of Annex 4-A, each Project Company has obtained all Governmental Approvals, necessary to construct, own and operate such Project Company’s Wind Farm and to sell electric power therefrom in compliance with Applicable Law, except for those Governmental Approvals the absence of which would not materially affect such construction, ownership, operation, or sales; (ii) except as described therein, each of the Governmental Approvals set forth in Part I of Annex 4-A is validly issued, final and non-appealable, and in full force and effect and (A) is not subject to any current legal proceeding and (B) is not subject to any material unsatisfied condition that was required to be satisfied on or prior to the date that this representation is made; and (iii) each Project Company is in compliance in all material respects with all applicable Governmental Approvals obtained to date that are set forth in Annex 4-A.

(c)           As of the Execution Date, no Governmental Approval is required to be obtained or made by Noble Holdco or the Company for the execution, delivery and performance by Noble Holdco or the Company of this Agreement, other than those Governmental Approvals set forth in Annex 4-B and such others as have been obtained or made, except for those Governmental Approvals the absence of which would not materially affect such execution, delivery or performance.

(d)           As of the Initial Equity Capital Contribution Date, (i) no Governmental Approval is required to be obtained or made by Noble Holdco or the Company for the execution, delivery and performance by Noble Holdco or the Company of the LLC Agreement, other than those Governmental Approvals set forth in Annex 4-B and such others as have been obtained or made, except for those Governmental Approvals the absence of which would not materially affect such execution, delivery or performance; and (ii) no Governmental Approval is required to be obtained or made by the Company or Noble Holdco for the sale and issuance of the Class A Units in the Company to the Class A Equity Investors or the exchange of the membership interests held by the Class B Equity Investor for the Class B Units in the Company, other than those Governmental Approvals set forth in Annex 4-B and such others as have been obtained or made, except for those Governmental Approvals the absence of which would not materially affect such sale, issuance or exchange.

3.08.               Site Plans.  As of the Execution Date, the Site Plans for each Wind Farm Site depict the Wind Turbines and collection lines that the Company intends to develop or cause to be developed on the Premises and the relationship between the proposed location of the Wind Turbines and (i) the boundaries of the parcels on which the Wind Turbines are to be located and (ii) the location of houses on the Premises and on land adjacent to the Premises, subject to inaccuracy (A) inherent in the use of the aerial photography from which the Site Plans were created, and (B) resulting from the fact that connections lines have been drawn on the Site Plans in locations necessary to distinguish them from one another and from other features on the Site Plans.

3.09.               Legal Proceedings.  Except as described on Annex 21, there is no action, suit, claim, investigation by a Governmental Authority, or proceeding (including, but not limited to, any arbitration proceeding) of any nature pending or, to the Knowledge of Noble Holdco, threatened, and no order, writ, judgment, award, injunction, or decree is currently in effect, against Noble Holdco, the Company, any Project Company, or any of their directors, officers, employees, agents, or any of their Affiliates, or any Governmental Authority, relating to (a) any Governmental Approval held by or necessary for the Company, any Project Company, or any Wind Farm, (b) the transactions contemplated hereunder, (c) the ability of Noble Holdco, the Company or any Project Company to complete the transactions contemplated hereunder, or (d) the ownership or operation of any Wind Farm, in each case at law or in equity or before or by any Governmental Authority or arbitral body, that would reasonably be expected to have a Material Adverse Effect.

3.10.               Title to Assets; No Options.  As of each Equity Capital Contribution Date, except as described on Annex 18 Part A, the Company has no Assets other than membership interests in the Project Companies.  Except as described on Annex 18 Part B, each Project Company is the sole owner of its respective Wind Farm.  Each Project Company has good and valid title to all of its Assets, including good and valid fee, easement, and/or leasehold interests in such Project Company’s Wind Farm Site, free and clear of all Encumbrances other than Permitted Encumbrances.  Except as set forth in this Agreement, the Original Limited Liability Company Agreement, the Company Pledge Agreement, the IDA Documents, the Hedge Agreement, the Hedge Company Pledge Agreement, the ACCA, the other Collateral Documents and the LLC Agreement, there are no outstanding options, warrants or other rights (including conversion or preemptive rights, preferential rights to purchase, and rights of first refusal) obligating Noble Holdco, the Company or any Project Company to issue or sell any membership interests or securities or obligations convertible or exchangeable for, or giving any Person any right to acquire from it, any of its membership interests, or to transfer to any Person any rights, interests or properties relating to the Company, any Project Company or any Wind Farm, except as provided in the Principal Project Documents.

3.11.               Financial Statements.  The Financial Statements of the Company delivered to the Class A Equity Investors as of the Execution Date present fairly in all material respects the financial position of the Company as of the date of such Financial Statements, and no material change in the financial position of the Company has occurred after the date of such Financial Statements.  The Financial Statements of each Project Company delivered to the Class A Equity Investors, as of the Initial Equity Capital Contribution Date, present fairly in all material respects the financial position of such Project Company as of the date of such Financial

Statements, and no material change in the financial position of such Project Company has occurred after the date of such Financial Statements.

3.12.               Consents and Approvals.  All material third party consent requirements (other than Governmental Approvals) that are a condition to the execution, delivery and performance by any of Noble Holdco or the Company of this Agreement and the LLC Agreement and the consummation of the transactions contemplated hereunder and thereunder are set forth in Annex 14.

3.13.               Compliance with Applicable Laws.  Each of the Company and each Project Company is in material compliance with all Applicable Laws, and the business and operations of the Company and each Project Company are conducted in all material respects in compliance with all Applicable Laws.

3.14.               Development.  The Company has not conducted any business other than the ownership of the membership interests in the Project Companies and the development, construction and ownership of the Wind Farms.  Each Project Company has not conducted any business other than the development, construction and ownership of its Wind Farm.

3.15.               Insurance.  (a) As of the Execution Date, Part I of Annex 5 contains a list of all insurance policies maintained with respect to the Company, any Project Company and any Wind Farm during the construction phases of the Wind Farms; and, (b) as of the Initial Equity Capital Contribution Date, Part II of Annex 5 contains a list of all insurance policies required, pursuant to the Project Administration Agreements and Debt Financing Documents, to be maintained with respect to the Company, any Project Company and any Wind Farm during the operation of such Wind Farm.

3.16.               Environmental Matters.

(a)           Except as set forth on Annex 21 and Annex 24, there is no fact, circumstance, condition or occurrence at, on, relating to, or arising from, any Wind Farm Site that would reasonably be expected to form the basis of any material noncompliance by any Project Company with any Hazardous Substances Law or any Governmental Approval under any Hazardous Substances Law, or any release of Hazardous Substances on, to, or from any Wind Farm Site that reasonably would be expected to result in material liability of Noble Holdco, the Company, or any Project Company under any Hazardous Substances Law.

(b)           Except as set forth on Annex 21, there is no pending or, to the Knowledge of Noble Holdco, threatened, Environmental Claim against Noble Holdco, the Company, any Project Company, or any contractors, lessors, grantors (under easements) or any other Persons, relating to any Wind Farm Site that reasonably would be expected to result in material liability of Noble Holdco, the Company, or any Project Company under any Hazardous Substances Law.

3.17.               Subsidies.  As of the Initial Equity Capital Contribution Date: (i) no grants have been provided by any Governmental Authority for use in connection with any of the Wind Farms or with respect to which Guarantor, Noble Holdco, the Company, any Project Company or any Wind Farm is the beneficiary; (ii) no proceeds of any issue of State or local government obligations have been used to provide financing for any of the Wind Farms, the interest on which is exempt from tax under Code Section 103; (iii) no subsidized energy financing has been provided (directly or indirectly) under a federal, state, or local program provided in connection with any of the Wind Farms; and (iv) no federal tax credit (other than PTCs) has been obtained or allowed or is allowable with respect to any of the Wind Farms; provided that the foregoing is not intended to be a representation that the Company or any Project Company would not be eligible or would not qualify for any other federal tax credits (e.g., new markets tax credits under Code Section 45D.

3.18.               Information.  All of the information furnished in writing by or on behalf of Noble Holdco, the Company, any Project Company, or any of their respective Affiliates, to the Class A Equity Investors or any of the Class A Equity Investors’ respective Affiliates or any of the Class A Equity Investors’ respective consultants with respect to the Company, Guarantor, any Project Company, or any Wind Farm, including the factual information furnished in connection with the Base Case Model, when taken as a whole, as of the date on which such information was furnished, was accurate (or, where appropriate, estimated in good faith) in all material respects and not, to Noble Holdco’s Knowledge, misleading; provided that no representation or warranty is made with respect to (a) any opinions, projections, or legal conclusions provided by or on behalf of Noble Holdco, the Company, the Guarantor, or the Project Companies regarding federal income tax consequences that are not expressly covered by representations or warranties in this Article 3 (including the Base Case Model), (b) any other forward-looking statements provided by or on behalf of Noble Holdco, the Company, the Guarantor, the Project Companies or their respective Affiliates, or (c) any written material prepared by any Persons other than Noble Holdco, the Company, the Guarantor, or any Project Company, including consultants’ reports or other expert materials.

3.19.               No Subsidiaries; Non-Related Liabilities.  Except as set forth on Annex 19, the Company does not have any subsidiary other than the Project Companies.  No Project Company has any subsidiaries.  None of Noble Holdco, the Company, or any Project Company has any material liabilities or obligations other than those (a) reflected (but only to the extent so reflected) or reserved against in their respective Financial Statements, (b) that have arisen since the date of the most recent such Financial Statements in the ordinary course of business, consistent with the development, design, engineering, financing, construction, permitting, completion, commissioning, insuring, ownership, operation, and maintenance of the Wind Farms and all activities incidental thereto, or (c) that arise under this Agreement and the other Principal Project Documents.

3.20.               Exempt Wholesale Generator.  On the date on which it first sells electricity and on each Equity Capital Contribution Date, each Project Company shall be an EWG; provided that nothing in this Agreement shall require any Project Company to obtain a FERC order determining it to be an EWG.

3.21.               No Employees.  Neither the Company nor any Project Company has or has ever had any employees nor has any responsibility for any liabilities or obligations in connection with any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).

3.22.               Brokers.  As of the Initial Equity Capital Contribution Date, no broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereunder based upon arrangements made by Noble Holdco, the Company or any Project Company for which the Company, any Project Company, or any Class A Equity Investor will be responsible.

3.23.               Public Utility Holding Company Act.  Neither the Company nor any Project Company is subject to regulation as a “public-utility company”, a “holding company” or a “subsidiary company” of a “holding company” as those terms are defined in PUHCA (except with respect to Section 1265 of PUHCA, as applicable); provided that each Project Company is a “public-utility company” solely by virtue of being an EWG, and the Company is a “holding company” solely by virtue of its ownership interests in EWGs.

3.24.               Completion.  As of each Equity Capital Contribution Date, Substantial Completion has occurred with respect to each of the Wind Turbines for which Equity Capital Contributions will be made in accordance with Section 5.02(a) as of such Equity Capital Contribution Date.

3.25.               Taxes.

(a)           Each of the Company and the Project Companies has timely filed (taking into account applicable filing extensions) with the appropriate Government Authority, all Tax Returns required to be filed with the IRS, the State of Delaware, the State of New York, and any other Governmental Authority, and all such Tax Returns were correct and complete in all material respects.  Each of the Company and the Project Companies has paid, or made adequate provisions for the payment of, all Taxes shown as due on such Tax Returns.

(b)           Neither the Company’s nor any Project Company’s Tax Returns have been audited or examined by any Governmental Authority.  There are no ongoing or pending or, to the Knowledge of Noble Holdco, threatened, audits, examinations, claims, or assessments against the Company or any Project Company in respect of Taxes.  No adjustments to the Tax liability of the Company or any Project Company have been proposed in writing by any Governmental Authority in connection with any Taxes or any Tax Return of the Company or any Project Company that are pending or otherwise unsettled.

(c)           Neither the Company nor any Project Company has executed or granted any waiver of or agreed to any extension with respect to any statute of limitations on the assessment or collection of any Tax or with respect to any Tax Return.

(d)           Neither the Company nor any Project Company is a party to any Tax sharing arrangement or similar arrangement or agreement regarding Taxes.

(e)           As of the Initial Equity Capital Contribution Date, each of the Company and the Project Companies has been a disregarded entity for federal and state income Tax purposes since its formation.  Neither the Company nor any Project Company has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes.  Neither the Company nor any Project Company was converted from a corporation to a limited liability company.

(f)            Neither the Company nor any of the Project Companies has been a party to (i) a transaction that constitutes a “listed transaction” for purposes of Code Section 6011 and the regulations thereunder (or a similar provision of state law) or (ii) any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state law).

3.26.               Real Property.

(a)           Annex 3-A and Annex 3-B collectively list each of the Real Property Documents.

(b)           As of the Execution Date, Noble Holdco has, or has caused to be, delivered to, or has made available for review by with notice to, the Class A Equity Investors true, complete, and accurate copies of all of the Real Property Documents listed in Annex 3-A.

(c)           As of each Equity Capital Contribution Date, Noble Holdco has, or has caused to be, delivered to, or has made available for review by with notice to, the Class A Equity Investors true, complete, and accurate copies of all of the Real Property Documents listed in Annex 3-A and Annex 3-B.

(d)           As of the Initial Equity Capital Contribution Date, all roads necessary for the construction, operation and maintenance of the Wind Farms have either been completed or the Project Companies possess all necessary rights-of-way therefor.  As of the Initial Equity Capital Contribution Date, each Project Company has obtained all consents and waivers from the owner of any easement, covenant or servitude that burdens a Wind Farm Site that are necessary to enable each Wind Farm to be located, constructed, and operated on its Wind Farm Site, and provide adequate ingress and egress from each Wind Farm for the construction, operation, and maintenance of such Wind Farm and the sale of electric power therefrom, for a period of not less than twenty (20) years.

(e)           The Real Property Documents represent the entire agreement between the respective parties thereto with respect to the interest in real property described therein and use and occupancy thereof, and there are no other agreements or modifications with respect thereto, except as set forth in Annex 3-A and Annex 3-B and delivered to the Class A Equity Investors.

(f)            Assuming that all available options contained therein are exercised and, as of the Execution Date except for those Real Property Documents listed in Annex 22 and in Annex 3-B and except for consents or waivers from the owner of any easement, covenant or servitude that burdens a Wind Farm Site, the Real Property Documents represent the interests in private land that are necessary to enable each Wind Farm to be located, constructed, and operated on its Wind Farm Site, and provide adequate ingress and egress from each Wind Farm for the construction, operation, and maintenance of such Wind Farm and the sale of electric power therefrom, for a period of not less than twenty (20) years.

3.27.               Real Property Payments.  As of each Equity Capital Contribution Date, all rents, rentals, royalties, and other charges due and payable to the applicable counterparties of Noble Holdco or its Affiliates pursuant to the Real Property Documents have been properly calculated and paid in full.

3.28.               Condemnation.  Neither Noble Holdco, the Company nor any Project Company has received written notice of condemnation of all or any portion of any Wind Farm and no condemnation is pending or, to the Knowledge of Noble Holdco, threatened with respect to any Wind Farm, or any portion thereof material to the ownership or operation of any Wind Farm.

3.29.               Status of Property.  To the Knowledge of Noble Holdco, as of the Initial Equity Capital Contribution Date, no portion of the real property comprising any Wind Farm Site is currently enrolled in the U.S. Department of Agriculture’s Conservation Reserve Program.  Except as provided in the IDA Documents, no tangible property of any Project Company is leased to a Tax Exempt Person.  Each of the Wind Farms is located in its entirety in the United States.  No property comprising a part of any of the Wind Farms is imported property of the kind described in Code Section 168(g)(6).

3.30.               Affiliate Transactions.  Except for the Principal Project Documents, as of the Initial Equity Capital Contribution Date, each contract, arrangement or agreement relating to the Wind Farms between or among any of the Company and the Project Companies, on the one hand, and any of Noble Holdco, the Company, the Project Companies, Guarantor, and Guarantor’s Affiliates, on the other hand, was entered into at arms’ length and on customary commercial terms and conditions.

3.31.               Class B Investment Intent; Unregistered Securities.  The Class B Units to be held by Noble Holdco will be acquired for investment for Noble Holdco’s own account, not with a view to the distribution of any part thereof, and, without in any way affecting Noble Holdco’s right to dispose of its Class B Units as permitted by the LLC Agreement, Noble Holdco has no present intention of selling, granting any participation in, or otherwise distributing the same.  Noble Holdco understands that the Class B Units are characterized as “restricted securities” under federal and state securities laws inasmuch as such securities are being acquired in a transaction contemplated hereunder not involving a public offering and that under such laws and applicable regulations such securities may not be resold in the absence of an effective registration statement covering the Class B Units or an exemption from registration under federal and state securities laws.

3.32.               Class B Accredited Investor.  Noble Holdco is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.  Noble Holdco has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Class B Units; Noble Holdco has independently evaluated the risks and merits of purchasing the Class B Units and has independently determined that the Class B Units is a suitable investment for it; and Noble Holdco has sufficient financial resources to bear the loss of its entire investment in the Class B Units.

3.33.               United States Person. Noble Holdco is a disregarded entity for U.S. federal income tax purposes.  Guarantor is the sole member of Noble Holdco.  Guarantor is a United States person not subject to withholding under Code Section 1446.

3.34.               No Other Representations.  None of Noble Holdco, the Company and any Project Company is relying on any representations or warranties whatsoever, express, implied, at common law, statutory or otherwise, by any Class A Investor except for the representations or warranties made for the benefit of Noble Holdco expressly set out in this Agreement and, when executed and delivered, the LLC Agreement and any certificate delivered in connection with any of the foregoing.

3.35.               No Pre-1987 Contracts.  As of the Execution Date, neither the Company nor any Project Company is a party to any contract originally entered into before January 1, 1987 (whether or not amended or restated after that date) to sell electricity to any utility.

3.36.               No Application for Private Letter Ruling.  Neither the Company nor any Project Company (nor any Affiliate of the Company or any Project Company) has applied to the IRS for a private letter ruling with respect to any Project Company or any Wind Farm, including any application for a private letter ruling that has been withdrawn.

3.37.               Electricity Sales.  No Project Company (a) has sold or agreed to effect any sale of any of the electricity generated at its Wind Farm except at wholesale (but for electricity consumed by the Wind Farm itself) or (b) has engaged in any activity other than those permitted of an EWG.

ARTICLE 4
CLASS A EQUITY INVESTOR REPRESENTATIONS AND WARRANTIES

Each Class A Equity Investor hereby, severally and not jointly, represents to Noble Holdco and the Company as of the Execution Date and each Equity Capital Contribution Date (such representations and warranties on each such Equity Capital Contribution Date to be confirmed by a certificate by an authorized signatory of such Class A Equity Investor), as follows; provided that any representation and warranty set forth in this Article 4 and expressly stated to be made only as of a specified date shall be made solely as of such date:

4.01.               Organization and Good Standing.  It is duly organized, validly existing and in good standing under the laws of its state of formation, with full power and authority to carry on its business as such business is now conducted. Noble Holdco has been provided with true and correct copies of the certificate of formation of each Class A Equity Investor, and the limited liability company agreement of each Class A Equity Investor as in effect on the Execution Date and immediately prior to the Class A Equity Investors making their Equity Capital Contributions on the Initial Equity Capital Contribution Date.

4.02.               Authorization, Execution and Enforceability.  It has full corporate or limited liability company power and authority to execute and deliver this Agreement and the ACCA, to make its respective Equity Capital Contribution and to consummate the transactions contemplated hereunder and thereunder.  The execution and delivery by it of this Agreement and the ACCA, and the consummation by it of the transactions contemplated hereunder and thereunder, have been duly authorized by all necessary corporate or limited liability company action.  This Agreement and the ACCA each has been duly executed and delivered by it, and this Agreement and the ACCA each constitutes a valid and binding obligation, enforceable against it in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (b) general principles of equity, whether considered in a proceeding in equity or at law.

4.03.               Legal Proceedings.  There is no action, suit, claim, investigation by a Governmental Authority, or proceeding (including, but not limited to, any arbitration proceeding) of any nature pending or, to its Knowledge, threatened, and no order, writ, judgment, award, injunction, or decree is currently in effect, against it, or any of its directors, officers, employees, agents, or any of its Affiliates, or any Governmental Authority, relating to (a) any Governmental Approval held by or necessary for it, (b) the transactions contemplated hereunder, (c) its ability to complete the transactions contemplated hereunder, or (d) the ownership of any Wind Farm, in each case at law or in equity or before or by any Governmental Authority or arbitral body, that would reasonably be expected to have a Material Adverse Effect.

4.04.               No Violation.  The execution, delivery and performance by it of this Agreement and the ACCA, and the consummation by it of the transactions contemplated hereunder or thereunder, do not: (i) violate or conflict with any provision of its Charter Documents; (ii) violate any material Applicable Law (it being understood that no representation is made as to any rules or regulations of FERC); (iii) violate in any material respect, result in a material breach of, constitute (with due notice or lapse of time or both) a material default, or result in an Encumbrance being created or imposed upon any of its properties or Assets, under any material contract to which it is a party or by which its property is bound, which material violation, material breach, material default or Encumbrance would adversely affect its ability to perform its obligations under this Agreement or the ACCA; (iv) impose any adverse impact on the ability of any Project Company to comply with the Federal Power Act as it exists as of the date hereof (including maintaining compliance with FERC’s market-based rate authority requirements); or (v) cause any Project Company, Noble Holdco or the Company to not be entitled to the exemptions from regulation afforded to an EWG or a “holding company”, as such term is defined in PUHCA, of one or more EWGs that is a “holding company” solely by virtue of its ownership interests in one or more EWGs.

(b)           As of each Equity Capital Contribution Date, the execution, delivery and performance by it of the LLC Agreement, and the consummation by it of the transactions contemplated thereunder, do not: (i) violate or conflict with any provision of its Charter Documents; (ii) violate any material Applicable Law (it being understood that no representation is made as to any rules or regulations of FERC); (iii) violate in any material respect, result in a material breach of, constitute (with due notice or lapse of time or both) a material default, or result in an Encumbrance being created or imposed upon any of its properties or Assets, under any material contract to which it is a party or by which its property is bound, which material violation, material breach, material default or Encumbrance would adversely affect its ability to perform its obligations under the LLC Agreement; (iv) impose any adverse impact on the ability of any Project Company to comply with the Federal Power Act as it exists as of the date hereof (including maintaining compliance with FERC’s market-based rate authority requirements); or (v) cause any Project Company, Noble Holdco or the Company to not be entitled to the exemptions from regulation afforded to an EWG or a “holding company”, as such term is defined in PUHCA, of one or more EWGs that is a “holding company” solely by virtue of its ownership interests in one or more EWGs.

4.05.               Governmental Approvals.  As of the Execution Date, no material Governmental Approval or filing with any Governmental Authority is required to be obtained or made by such Class A Equity Investor for the execution, delivery and performance by such Class A Equity Investor of this Agreement or the ACCA, or the consummation of the transactions contemplated hereby or thereby, other than any such Governmental Approvals that have been obtained or made.

(b)           As of the Initial Equity Capital Contribution Date, (i) no material Governmental Approval or filing with any Governmental Authority is required to be obtained or made by such Class A Equity Investor for the execution, delivery and performance by such Class A Equity Investor of the LLC Agreement, or the consummation of the transactions contemplated thereby, other than any such Governmental Approvals that have been obtained or made.

4.06.               Class A Investment Intent; Unregistered Securities.  The Class A Units to be held by it will be acquired for investment for its own account, except as stated in the proviso to this sentence, not with a view to the distribution of any part thereof, and, without in any way affecting its right to dispose of its Class A Units as permitted by the LLC Agreement, it has no present intention of selling, granting any participation in, or otherwise distributing the same; provided, however, that such Class A Equity Investor may have an agreement or present intention to assign all or a portion of its rights and obligations under this Agreement to one or more Approved Investors in accordance with the provisions of Section 6.05(a)(iv).  It understands that the Class A Units are characterized as a “restricted security” under federal and state securities laws inasmuch as such securities are being acquired in a transaction contemplated hereunder not involving a public offering and that under such laws and applicable regulations such securities may not be resold in the absence of an effective registration statement covering the Class A Units or an exemption from registration under federal and state securities laws.

4.07.               Accredited Investor.  It is an “Institutional Accredited Investor”.  It has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Class A Units; it has independently evaluated the risks and merits of purchasing the Class A Units and has independently determined that the Class A Units is a suitable investment for it; and it has sufficient financial resources to bear the loss of its entire investment in the Class A Units.

4.08.               United States Person.  The Initial Class A Equity Investor is a disregarded entity with respect to which its sole member is a United States person not subject to withholding under Code Section 1446.   Each other Class A Equity Investor is either (i) a United States person not subject to withholding under Code Section 1446 or (ii) a disregarded entity with respect to which its sole member is a United States person not subject to withholding under Code Section 1446.

4.09.               No Other Representations.  It is not relying on any representations or warranties whatsoever, express, implied, at common law, statutory or otherwise, by the Company, any Project Company, Noble Holdco, or any Guarantor except for the representations or warranties made for the benefit of each such Equity Investor expressly set out in this Agreement, the ACCA and the *** (as applicable) and, when executed and delivered, the LLC Agreement and any certificate delivered in connection with any of the foregoing.

4.10.               Brokers.  As of the Initial Equity Capital Contribution Date, no broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereunder, based upon arrangements made by or on behalf of it, for which Noble Holdco, the Company, or any Project Company will be responsible.

ARTICLE 5
CONDITIONS PRECEDENT

5.01.               Commitment Conditions Precedent.  The effectiveness of this Agreement is subject to the satisfaction or waiver by the Initial Class A Equity Investor and Noble Holdco of each of the conditions set forth in this Section 5.01 (except that any of the following conditions that are made for the benefit of the Class B Equity Investor may be determined to be satisfied or waived only by the Class B Equity Investor and any of the following conditions that are made for the benefit of the Class A Equity Investors may be determined to be satisfied or waived only by the Initial Class A Equity Investor).  The execution of this Agreement by each Equity Investor, and the delivery of such executed copy to each other Equity Investor, evidence the satisfaction or waiver (by each Equity Investor) of each such condition:

(a)           (i) each of the Equity Investors has received fully executed, complete, and correct copies of each of the Principal Project Documents (including the Hedge Agreement and the Hedge Provider Forbearance Agreement) that has been executed on or prior to the Execution Date, and (ii) no event has occurred and is continuing that constitutes a default by any Project Company or any other party under any executed Principal Project Document or which with notice or the lapse of time or both, would constitute such a default, which default would reasonably be expected to result in a Material Adverse Effect;

(b)           those executed Principal Project Documents relevant to a specific Project Company but not executed in the name of such Project Company have been assigned and transferred to the relevant Project Company in a manner reasonably satisfactory to the Equity Investors;

(c)           each of the Equity Investors has received fully executed copies of this Agreement, to which is attached each Annex referenced herein;

(d)           each of the Equity Investors has received copies of the Reports, each of which is in form and substance reasonably satisfactory to it;

(e)           each Class A Equity Investor has received (i) a FERC regulatory legal opinion of counsel to the Project Companies, in form and substance reasonably acceptable to the Initial Class A Equity Investor, (ii) a state energy regulatory legal opinion of counsel to the Project Companies, in form and substance reasonably acceptable to the Initial Class A Equity Investor; and (iii) the three permitting legal opinions of counsel to the Project Companies, in form and substance reasonably acceptable to the Initial Class A Equity Investors;

(f)            each of the Equity Investors, the Company and the Project Companies has obtained all necessary third party consents, waivers, authorizations, and approvals (other than as set forth in Part II of Annex 4-A) in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereunder which consents, waivers, authorizations and approvals are in form reasonably satisfactory to the Equity Investors and copies of the same have been delivered to the Equity Investors;

(g)           each of the Equity Investors has received the Base Case Model, which is reasonably satisfactory to it;

(h)           each of the Equity Investors has received any necessary approval from its respective internal investment committee(s) and board of directors or other governing body to enter into the transactions contemplated hereunder;

(i)            each of the Equity Investors and the Company has received (i) the Proforma Owner’s Policy, (ii) the ALTA Survey of each Wind Farm Site, and (iii) the Site Plan for each Wind Farm Site, each of which is reasonably satisfactory to each of the Equity Investors;

(j)            each of the representations and warranties of the Parties made pursuant to this Agreement are true and correct as of the Execution Date, except to the extent that any such representation or warranty is to be expressly made only as of an Equity Capital Contribution Date or another date;

(k)           the Equity Investors have received incumbency certificates, secretary certificates, good standing certificates, resolutions and formation documents of each Project Company, the Company, Noble Holdco, Administrator, Guarantor, EPC Contractor, O&M Contractor, each Class A Equity Investor and each issuer of a Class A Equity Guaranty as are customary for transactions of this type, each of which is reasonably satisfactory to each of the Equity Investors;

(l)            each Class A Equity Investor has received fully executed copies of the Noble Guaranty, and Noble Holdco has received fully executed copies of all of the Class A Equity Guarantees, letters of credit or other cash collateralized financial instrument (each of which is in full force and effect), or cash deposit, if any and as applicable;

(m)          there has not been a Change of Law that has caused a Material Adverse Effect to occur and be continuing; provided, however, that any Change in Law relating to PTCs for which the Base Case Model has been adjusted to fully take into account the economic effects of such Change of Law shall not be deemed to cause a Material Adverse Effect;

(n)           the Initial Class A Equity Investor and GECM has either received a Tax opinion from McKee Nelson LLP, which opinion is in form and substance reasonably satisfactory to such Class A Equity Investor, or waived such condition; and

(o)           each of the Equity Investors has received a fully executed, complete and correct copy of the ACCA.

5.02.               Equity Capital Contribution Conditions Precedent.  The obligations of each Equity Investor to make its respective Equity Capital Contribution on each Equity Capital Contribution Date (unless only a specific Equity Capital Contribution Date is referenced in the following conditions, in which case such condition must be satisfied or waived only in connection with such Equity Capital Contribution Date) are subject to the satisfaction or waiver by the Initial Class A Equity Investor and Noble Holdco (except that any of the following conditions that are made for the benefit of the Class B Equity Investor may be determined to be satisfied or waived only by the Class B Equity Investor and any of the following conditions that are made for the benefit of the Class A Equity Investors may be determined to be satisfied or waived only by the Initial Class A Equity Investor) of each of the following conditions (collectively, the “Equity Capital Contribution Conditions Precedent”), provided that (i) no more than one (1) Second Equity Capital Contribution Date as set forth in Section 2.01(c) shall occur and (ii) no Equity Capital Contribution Date shall occur later than June 30, 2009:

(a)           (i) with respect to the Initial Equity Capital Contribution Date only: (A) the Class A Engineer shall have confirmed that (1) Substantial Completion has occurred with respect to at least one hundred ninety-eight (198) Wind Turbines, and (2) Substantial Completion shall have occurred on or before December 31, 2008 (or, in the case of any Wind Turbines with respect to which Substantial Completion has not occurred on or before December 31, 2008, such Wind Turbines must qualify for PTCs pursuant to a PTC Extension) *** and (B) the Class A Engineer and the Independent Engineer shall have jointly notified the Equity Investors and the Administrative Agent as to the number of Wind Turbines for which Substantial Completion has occurred as of the Initial Equity Capital Contribution Date, and

(ii) with respect to the Second Equity Capital Contribution Date only, the Class A Engineer shall have confirmed that Substantial Completion has occurred with respect to at least one (1) Wind Turbine that was not previously the subject of the Initial Equity Capital Contribution, and the Class A Engineer shall have notified the Equity Investors as to the number of Wind Turbines for which Substantial Completion has occurred as of the Second Equity Capital Contribution Date;

(b)           each of the Company and the Project Companies has performed its obligations under this Agreement and under the Principal Project Documents to which it is a party, except to the extent that failure to perform such obligations would not reasonably be expected to result in a Material Adverse Effect;

(c)                                  (i)            with respect to the Initial Equity Capital Contribution Date only, all conditions to the borrowing of the Term Loans under the Debt Financing Documents on the Term Conversion Date (as defined in the Financing Agreement) (other than the consummation of the transactions set forth in Article 2) have been satisfied or waived (and if waived, such waivers have been approved by the Initial Class A Equity Investor, such approval not to be unreasonably withheld);

(ii)           with respect to the Final Equity Capital Contribution Date only, either (x) all conditions set forth in Section 2.12(e) and Section 3.3 of the Financing Agreement (other than the consummation of the transactions set forth in Article 2) have been satisfied or waived (and if waived, such waivers have been approved by the Initial Class A Equity Investor, such approval not to be unreasonably withheld), or (y) the Company has prepaid a principal amount of the Term Loans under the Debt Financing Documents pursuant to Section 2.12(f) of the Financing Agreement;

(d)           each of the representations and warranties of:

(i)                                     with respect to the Class A Equity Investors only, (A) Noble Holdco made in this Agreement, (B) the Class B Equity Investor made in the LLC Agreement, and (C) Guarantor made in the Noble Guaranty and the Equity Guaranty (if applicable), are true and correct in all material respects (except if such representation and warranty is already qualified by materiality or Material Adverse Effect or a similar materiality qualification, in which case such representation and warranty shall be true in all respects) as of such Equity Capital Contribution Date (or if such representation and warranty relates solely to an earlier date, as of such earlier date) and each Class A Equity Investor shall have received an officer’s certificate from Noble Holdco to such effect, and

(ii)                                  with respect to the Class B Equity Investor only, (A) each Class A Equity Investor made in this Agreement, (B) each Class A Equity Investor made in the LLC Agreement, (C) each Class A Equity Investor made in the ACCA, and (D) each guarantor made in each Class A Equity Guaranty, are true and correct in all material respects (except if such representation and warranty is already qualified by materiality or Material Adverse Effect or a similar materiality qualification, in which case such representation and warranty shall be true in all respects) as of such Equity Capital Contribution Date (or if such representation and warranty relates solely to an earlier date, as of such earlier date) and the Class B Equity Investor shall have received an officer’s certificate from each such Class A Equity Investor to such effect; and

(e)           with respect to the Initial Equity Capital Contribution Date only, all Governmental Approvals then required for the development, ownership, operation, or maintenance of the Wind Farms, or the sale of electricity and Renewable Energy Certificates therefrom (including (i) an order issued by FERC granting the Project Companies approval under Section 203 of the FPA for the Parties to consummate the transactions described in this Agreement and (ii) the Governmental Approvals set forth in Part I of Annex 4-A) are validly issued, final and non-appealable (except as set forth in Annex 4-A) and in full force and effect and a true, complete and correct copy of each such Governmental Approval, certified as such by Noble Holdco, has been delivered to each of the Class A Equity Investors;

(f)            without duplication of Section 5.02(t), (i) each of the Principal Project Documents is in full force and effect, and no Principal Project Document has been materially amended, modified, or supplemented since the Execution Date, without the prior consent of each such Equity Investor, provided that the prior consent of each such Equity Investor shall not be required with respect to amendments to the Debt Financing Documents to the extent that any such amendment does not have a material adverse impact on the Class A Equity Investors, the Class A Equity Investors’ investment in the Company, or the After-Tax Payout at any time from and after the date hereof, and (ii) the Base Case Model has been adjusted to reflect any amendment, modification, or supplement to the Principal Project Documents, and any Principal Project Document entered into, since the Execution Date;

(g)           no condemnation is pending or, to the Knowledge of Noble Holdco, threatened, with respect to any Wind Farm, or any portion thereof material to the ownership, operation, or maintenance of such Wind Farm, and no unrepaired casualty exists with respect to any Wind Farm or the sale of power therefrom or any portion thereof material to the ownership, operation, or maintenance of such Wind Farm or the sale of electricity therefrom unless, in the reasonable opinion of the Class A Engineer, such casualty is capable of repair in a reasonably satisfactory time frame and an adequate reserve, reasonably acceptable to the Initial Class A Equity Investor, has been established for such repair and subject to repricing for changes in the Assumptions as a result of such condemnation or casualty;

(h)           each of the Equity Investors has received a copy of the final Lender’s Title Policy;

(i)            (i) with respect to the Initial Equity Capital Contribution Date only, the Company has delivered to the Equity Investors correct and complete copies of all of the insurance certificates from the insurance broker, or such other evidence reasonably satisfactory to each of the Equity Investors that such insurance policies are in full force and effect, with respect to the insurance policies for the Company, the Project Companies, and the Wind Farms that are set forth in Annex 5 as operating period insurance, and (ii) with respect to each Equity Capital Contribution Date, the insurance policies set forth in Annex 5, and such other insurance required pursuant to the Project Administration Agreements and Debt Financing Documents, shall be in place;

(j)            with respect to the Class B Equity Investor only and without duplication of Section 5.01(l), such Equity Investor has received from each Class A Equity Investor, if applicable as set forth in the definition of “Approved Investor”, Class A Equity Guarantees, letters of credit or other cash collateralized financial instruments (each of which is in full force and effect) or cash deposits, and the Administrative Agent has received from each Class A Equity Investor a fully executed copy of each Equity Support Member Pledge Agreement;

(k)           with respect to the Initial Equity Capital Contribution Date only, (i) with respect to the Class A Equity Investors only, each Class A Equity Investor shall have received “bring downs” of incumbency certificates, secretary certificates, good standing certificates, resolutions and formation documents of each Project Company, the Company, Noble Holdco, Administrator, Guarantor, EPC Contractor, and O&M Contractor, and an officers certificate, all as are customary for transactions of this type, and each of which is reasonably satisfactory to the

Initial Class A Equity Investor, and (ii) with respect to the Class B Equity Investor only, the Class B Equity Investor shall have received “bring downs” of incumbency certificates, secretary certificates, good standing certificates, resolutions and formation documents of each Class A Equity Investor and each issuer of a Class A Equity Guaranty, and an officers certificate all as are customary for transactions of this type, and each of which is reasonably satisfactory to the Class B Equity Investor;

(l)

(i)            with respect to each Equity Capital Contribution Date, each of the Equity Investors and the Company has received, (A) with respect to the Initial Equity Capital Contribution Date only, dated no earlier than sixty (60) days and no later than twenty (20) days prior to the Initial Equity Capital Contribution Date and (B) with respect to the Second Equity Capital Contribution Date only, dated no earlier than thirty (30) days and no later than fifteen (15) days prior to the Second Equity Capital Contribution Date, an update, bring-down, or supplement, in form and substance reasonably satisfactory to the Initial Class A Equity Investor, to the Independent Engineer Report in respect of the Wind Farms, finalizing or completing any incomplete provisions of such Report and confirming that there have been no material changes in the conclusions set forth in such Report since the date of such Report, other than any such material change that would (x) result in a change in the Assumptions or adjustment of the Base Case Model other than as contemplated by Section 2.01 or (y) not cause a material additional risk that the After Tax Payout will not be achieved by the Class A Equity Investors;  and

(ii)           with respect to the Initial Equity Capital Contribution Date only, each of the Equity Investors and the Company has received, dated no later than ninety (90) days prior to the Initial Equity Capital Contribution Date, an update, bring-down, or supplement, in form and substance reasonably satisfactory to the Initial Class A Equity Investor, to the Wind Energy and Resource Assessment Report in respect of the Wind Farms, adjusting the results set forth in the original Report, updating methodology, finalizing or completing any incomplete provisions of such Report (but not including any incremental wind data or analysis thereof) and confirming that there have been no material changes in the conclusions set forth in such Report since the date of such Report, other than any such material change that would (x) result in a change in the Assumptions or adjustment of the Base Case Model other than as contemplated by Section 2.01 or (y) not cause a material additional risk that the After Tax Payout will not be achieved by the Class A Equity Investors;

(m)          with respect to the Initial Equity Capital Contribution Date only, legal opinions (or bring-downs, as applicable) shall have been delivered:

(i)            with respect to each Class A Equity Investor only, to such Class A Equity Investor (A) from counsel to the Project Companies, regarding FERC regulatory matters in substantially the form attached hereto as Annex 15-A, (B) from counsel to the Project Companies, regarding state energy regulatory matters in substantially the form attached hereto as Annex 15-B; (C) from counsel to the Project Companies, regarding permitting matters in substantially the form of the three forms of opinion attached hereto as Annex 15-C; (D) from counsel to the Project Companies, the Company, Noble Holdco, EPC Contractor, Guarantor, O&M Contractor, and Administrator, regarding certain transactional and corporate matters, in substantially the form attached hereto as Annex 15-D, (E) from in-house counsel to Noble Holdco, in substantially the form attached hereto as Annex 15-E; (F) from in-house counsel to the Administrative Agent, in substantially the form attached hereto as Annex 15-F; (G) from counsel to the Administrative Agent, in substantially the form attached hereto as Annex 15-G; (H) from Delaware counsel as to the enforceability of the LLC Agreement against the Class B Equity Investor and each other Class A Equity Investor; and (I) from counsel to each other Class A Equity Investor and each guarantor regarding its Class A Equity Guarantees, substantially in the form of Annex 15-H.

(ii)           with respect to the Class B Equity Investor only, to the Class B Equity Investor, (A) from counsel to each Class A Equity Investor and each guarantor regarding its Class A Equity Guarantees, substantially in the form of Annex 15-H; and (B) from Delaware counsel as to the enforceability of the LLC Agreement against each Class A Equity Investor;

(n)           with respect to the Initial Equity Capital Contribution Date only, an unaudited balance sheet of each of the Company and the Project Companies prepared in accordance with GAAP and as of a date not earlier than forty-five (45) days prior to the Initial Equity Capital Contribution Date has been delivered to each of the Equity Investors and certified by Noble Holdco as fairly presenting, in all material respects, the financial condition of each of the Company and the Project Companies, subject to normal year-end audit adjustments;

(o)           (i) with respect to the Initial Equity Capital Contribution Date only, receipt by each Equity Investor of not less than ten (10) Business Days’ notice from the Company of the anticipated Initial Equity Capital Contribution Date and at least four (4) Business Days’ notice from the Company of the actual Initial Equity Capital Contribution Date, which notice of the actual Initial Equity Capital Contribution Date includes a notice from Noble Holdco addressed to the Equity Investors (A) specifying in detail (1) the Persons (and the account information with respect thereto) designated to receive the payments set forth in Section 2.02 and (2) the exact amounts to be disbursed to such Persons pursuant to the terms hereof and in accordance with the Flow of Funds Memorandum, and (B) attaching the Flow of Funds Memorandum, and (ii) with respect to the Second Equity Capital Contribution Date only, receipt by each Equity Investor of not less than six (6) Business Days’ notice from the Company of the anticipated Second Equity Capital Contribution Date and at least three (3) Business Days’ notice from the Company of the actual Second Equity Capital Contribution Date, which notice of the actual Second Equity Capital Contribution Date includes a notice from Noble Holdco addressed to the Equity Investors (A) specifying in detail (1) the Persons (and the account information with respect thereto) designated to receive the payments set forth in Section 2.02, and (2) the exact amounts to be disbursed to such Persons pursuant to the terms hereof and in accordance with the Flow of Funds Memorandum, and (B) attaching the Flow of Funds Memorandum;

(p)           with respect to the Initial Equity Capital Contribution Date only, each of the Equity Investors has received (i) the Title Policy, dated as of the Initial Equity Capital Contribution Date, and (ii) an as-built ALTA Survey of each Wind Farm Site, each of which is reasonably satisfactory to each of the Equity Investors;

(q)           the Initial Equity Capital Contribution or Second Equity Capital Contribution, as the case may be, has been determined in accordance with Section 2.01;

(r)            (i) with respect to the Initial Equity Capital Contribution Date only, other than amounts paid or to be paid with the proceeds of the Debt Financing, the NEP Guarantee (as defined in the Financing Agreement), the ACCA, or revenues of the Company or the Project Companies, the aggregate Equity Capital Contributions to be paid or deposited under Section 2.02 shall be sufficient to fund all amounts required to achieve Final Completion for each of the Wind Farms, as certified by the Independent Engineer to the Initial Class A Equity Investor (which certification shall be reasonably satisfactory to the Initial Class A Equity Investor), and all such amounts have been paid, deposited, or established, as the case may be, pursuant to Section 2.02 and the Equity Investors shall have received written confirmation from the Company of the foregoing, and (ii) at each Equity Capital Contribution Date, and with respect to all Wind Turbines that have achieved Substantial Completion and are being funded at such Equity Capital Contribution Date, (A) each Project Company has paid, or caused to be paid, all costs and expenses (including any loans or other obligations) necessary for the achievement of Substantial Completion for such Wind Turbines, other than those costs or expenses which are to be paid from the aggregate Equity Capital Contributions to be paid or deposited under Section 2.02 on such Equity Capital Contribution Date or are otherwise payable pursuant to the Debt Financing Documents (and all such amounts have been paid or deposited, as the case may be, pursuant to Section 2.02 or the Debt Financing Documents, as applicable), and the Equity Investors shall have received written confirmation from the Company of the foregoing, and (B) the Equity Investors shall have received copies of all lien waivers from all of the Contractors (other than the TSA Contractor, except that the Company shall only have to have used commercially reasonable efforts to obtain lien waivers from the TSA Contractor (and deliver the same to the Equity Investors) to the extent such lien waivers are required to be delivered under the Turbine Supply Agreements);

(s)           to the extent not previously delivered, each of the Equity Investors shall have received a fully executed copy of each of (i) the Noble Guaranty, (ii) the Senior Lender Forbearance Agreement, (iii) the Hedge Provider Forbearance Agreement, (iv) the O&M Contracts, and (v) the Project Administration Agreements, each of which is in full force and effect, and to the extent not already a beneficiary thereof, each of the Equity Investors shall be a beneficiary of each of (A) the Noble Guaranty, (B) the Senior Lender Forbearance Agreement and (C) the Hedge Provider Forbearance Agreement;

(t)            (i) without duplication of Section 5.02(f), no material amendment or change has been made to any of the Interconnection Agreements since execution of same except to the extent that such amendment or change (A) will not adversely affect the ability of any Wind Farm to deliver capacity, energy, or ancillary services to the point of interconnection specified in the relevant Interconnection Agreement at the maximum quantity provided therein, or require the re-filing or any acceptance of such changed agreement under the FPA or (B) is made to comply with an order of FERC, (ii) each Wind Farm is interconnected under its applicable Interconnection Agreement so as to permit such Wind Farm to deliver all energy from such Wind Farm to the “point of interconnection” specified in each of the Interconnection Agreements, and (iii) the “In-Service Date” under each Interconnection Agreement shall have occurred;

(u)           each Equity Investor has received a fully executed copy of an estoppel certificate from: (i) with respect to each Equity Capital Contribution Date, the EPC Contractor with respect to each EPC Contract substantially in the form as set forth in Annex 11-A, each of which has been executed no earlier than as of the applicable Equity Capital Contribution Date and is in full force and effect; and (ii) with respect to the Initial Equity Capital Contribution Date only, (A) the Guarantor with respect to the Noble Guaranty substantially in the form as set forth in Annex 11-B and (B) the O&M Contractor with respect to each O&M Contract substantially in the form as set forth in Annex 11-C, each of which has been executed no earlier than as of the Initial Equity Capital Contribution Date and is in full force and effect;

(v)           each of the Equity Investors has received a revised Base Case Model consistent with Section 2.01, provided that, inter alia, the amount of Term Loans shall not be greater than the amount set forth therefore in the Base Case Model;

(w)          each of the Equity Investors has received, and the Initial Class A Equity Investor has approved, true and correct fully executed copies of the Principal Project Documents to which the Company or any Project Company is a party or by which it is bound that were executed, amended or assigned subsequent to the Execution Date;

(x)            with respect to the Initial Equity Capital Contribution Date only, each of the Class B Equity Investor and the Initial Class A Equity Investor shall have approved the budget for the Company for 2009;

(y)           [intentionally deleted]

(z)            Noble Holdco has caused all Transaction Expenses incurred prior to such Equity Capital Contribution Date to have been paid in full so long as invoices for payment have been received in the relevant time frame provided in Section 6.13;

(aa)         (i) each Equity Investor has received a fully executed copy of each estoppel certificate from each counterparty to a Real Property Document that has been delivered in accordance with the Debt Financing Documents, each of which shall include the Equity Investors as beneficiaries thereof, and (ii) Noble Holdco shall have certified as of each Equity Capital Contribution Date that it has no Knowledge of (A) any event that has occurred and is continuing since the date of any such estoppel certificate that would cause any statement by the applicable counterparty contained in such estoppel certificate to be untrue as of such Equity Capital Contribution Date, (B) any event of default by the Company or any Project Company under any Real Property Document relating to any Wind Farm Site (other than those relating to Ancillary Border Parcels) that has occurred and is continuing or (C) any existing dispute between any Project Company and any counterparty to any Real Property Document relating to any Wind Farm Site (other than those relating to Ancillary Border Parcels), in each case that would reasonably be expected to materially adversely affect the production or delivery of energy from any Wind Turbine;

(bb)         with respect to the Hedge Agreement, Noble Holdco has caused the Company to make the designation and identification required pursuant to Section 7.04 of the LLC Agreement;

(cc)         with respect to the Initial Equity Capital Contribution, an appraisal by DAI (or another independent third party appraiser selected by Noble Holdco and approved by the Initial Class A Equity Investor) of the fair market value of each Wind Farm, which appraisal must contain a depreciable property cost segregation and must be reasonably acceptable to the Initial Class A Equity Investor and supports the value of each Wind Farm shown in the Base Case Model;

(dd)         with respect to the Initial Equity Capital Contribution Date only, if Substantial Completion has occurred with respect to less than all of the Wind Turbines as of such date, the Company has received a fully executed copy of the Equity Guaranty and a legal opinion from counsel to the Guarantor as to the enforceability of the Equity Guaranty against the Guarantor in form and substance reasonably acceptable to the Class A Equity Investors; and

(ee)         With respect to the Initial Equity Capital Contribution Date only, Noble Holdco has caused the Company to take the necessary steps to (A) document the Hedge Agreement and prove that the Hedge Agreement is effective, in each case for cash flow hedge accounting purposes, and (B) allocate to Noble Holdco any future mark to market effects and changes in fair value on any portion of the Hedge Agreement not subject to cash flow hedge accounting .

5.03.       Obligations of the Equity Investors on each Equity Capital Contribution Date.  On each Equity Capital Contribution Date (except as specified below), subject to satisfaction or waiver of the conditions set forth in Section 5.02:

(a)           on the Initial Equity Capital Contribution Date only, each of the Equity Investors shall execute and deliver to the Company and each of the other Equity Investors a copy of the LLC Agreement substantially in the form of Annex 2, including all Exhibits thereto, with such additions thereto required by this Agreement; and

(b)           each of the Class A Equity Investors shall make its own Equity Capital Contribution in accordance with Section 2.01;

and thereby, (A) on the Initial Equity Capital Contribution Date only, in the case of the Class A Equity Investors, acquire a Class A Membership Interest (as defined in Annex 2), or (B) on the Initial Equity Capital Contribution Date only, in the case of the Class B Equity Investor, exchange its membership interest in the Company for the Class B Membership Interest (as defined in Annex 2), in each case pursuant to the LLC Agreement.  If any Class A Equity Investor breaches its obligations under this Section 5.03, then in addition to any rights or remedies which are otherwise available to Noble Holdco or the other Equity Investors, the Class A Equity Investors that have funded their Equity Capital Contributions shall have the right to fund such breaching Class A Equity Investor’s Equity Capital Contribution within 15 days, and to the extent not already funded by such Class A Equity Investors within such 15-day period, Noble Holdco shall have the right to fund, or designate another Person to fund, such breaching Class A Equity Investor’s remaining Equity Capital Contributions, and in either such case the other Parties shall take such actions as may be reasonably requested by the funding Party in order to implement such funding, including becoming a Class A Equity Investor and executing all documents related thereto (it being understood that any action requested by such funding Party pursuant to this Section 5.03 that would (A) adversely affect the Company or the Wind Farms in any material respect, or (B) adversely affect any non-breaching Class A Equity Investor or the After-Tax Payout, shall not be a reasonable request).

5.04.       Equity Investor Rights Prior to the Initial Equity Capital Contribution Date.  Prior to the Initial Equity Capital Contribution Date, the Company shall, and shall cause each Project Company to, provide to each Equity Investor (a) copies of all reports delivered to the Administrative Agent and/or the Lenders pursuant to Sections 5.5(a) through 5.5(d) and Section 5.5(f) of the Financing Agreement and (b) copies of all other documents and other information concerning the Wind Farms, the Company and any Project Company that are reasonably requested by the Equity Investors.

5.05.       Site Access.  Each Equity Investor shall, at its sole cost and expense, subject to the terms of the easements, leases or sub-leases of each Wind Farm Site and to the Company’s and each Project Company’s safety requirements (which in each case shall be consistent with standard industry practice), have the right, upon reasonable notice, and at all reasonable times during usual business hours to have reasonable access for a reasonable number of times  to any Wind Farm Site during the construction of such Wind Farm to inspect the properties of such Project Company and to audit, examine and make copies of the books of account and other records of the Company and each Project Company, including for the purpose of determining compliance with Environmental Laws.

5.06.       Equity Investors Consents; Opinions in Favor of Lenders.  Each Class A Equity Investor shall promptly, upon the request of Noble Holdco or the Company, deliver or cause to be delivered, as applicable, to the Lenders, Administrative Agent, or Hedge Provider or all of them, as applicable, (a) a consent to assignment with respect to itself and with respect to the guarantor of its obligations under this Agreement, the ACCA and the LLC Agreement, which consent to assignment shall be substantially in the form attached hereto as Annex 17 (each a “Consent to Assignment”), (b) in accordance with its Equity Support Member Pledge Agreement, blank membership interest powers with respect to the Class A Units issued to such Class A Equity Investor substantially in the form set forth in the Equity Support Member Pledge Agreement, and (c) legal opinions confirming certain of the matters covered in the opinions delivered by such Class A Equity Investor and/or such Class A Equity Investor’s counsel pursuant to Section 5.02(m), which legal opinions shall include customary matters, including a due authorization, execution and enforceability opinion as to (i) this Agreement, the Consent to Assignment delivered by such Class A Equity Investor and the guarantor of its obligations under this Agreement pursuant to clause (a) above, the ACCA, and the applicable Class A Equity Contributions Guaranty, and (ii) the Equity Support Member Pledge Agreement of such Class A Equity Investor, and the LLC Agreement.

ARTICLE 6
GENERAL PROVISIONS

6.01.               Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or certified mail, return receipt requested, or by facsimile or other electronic transmission.  A notice, request or consent given under this Agreement is effective on receipt by the Party receiving it; provided that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day.  All notices, requests and consents to be sent to a Party must be sent to or made at the addresses given for that Party below (or to such other Person or address as a Party may previously have notified all other Parties pursuant to the provisions of this Section 6.01).  A copy of any notice, request or consent to the Company must be given to all of the other Parties.  Whenever any notice is required to be given by Applicable Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  The names and addresses for the service of notices referred to in this Section 6.01 are:

If to a Project Company, to such Project Company at:

c/o Noble Environmental Power, LLC
8 Railroad Avenue
Second Floor, Suite 8
Essex, CT 06426
Attention: Vice President Asset Management
Tel: (860) 581-5010
Fax: (860) 767-7041

If to the Company, to:

Noble Environmental Power 2008 Hold Co., LLC
c/o Noble Environmental Power, LLC
8 Railroad Avenue
Second Floor, Suite 8
Essex, CT 06426
Attention: Vice President Asset Management
Tel: (860) 581-5010
Fax: (860) 767-7041

If to Noble Holdco, to:

Noble Environmental Power 2008 Hold Co. Prime, LLC
c/o Noble Environmental Power, LLC
8 Railroad Avenue
Second Floor, Suite 8
Essex, CT 06426

Attention: Vice President Asset Management
Tel: (860) 581-5010
Fax: (860) 767-7041

If to the Equity Investors, to:

Noble Environmental Power 2008 Hold Co. Prime, LLC
c/o Noble Environmental Power, LLC
8 Railroad Avenue
Second Floor, Suite 8
Essex, CT 06426
Attention: Vice President Asset Management
Tel: (860) 581-5010
Fax: (860) 767-7041

and:

EFS Noble II, LLC
c/o GE Energy Financial Services, Inc.
120 Long Ridge Road
Stamford, CT 06927
Attention: Portfolio Manager - Noble II
Tel: (203) 357-4000
Fax: (203) 357-4501

and:

GE Capital Markets, Inc.
3135 Easton Turnpike
Fairfield, CT 06828
Attention: Donald Kyle
Tel: (203) 357-3986
Fax: (203) 357-4897

and:

The address of any additional Class A Equity Investor set forth in any Assignment and Assumption Agreement executed in accordance with Section 6.05 or as set forth in the LLC Agreement.

Any Party may change the address or number to which notices to such Party are to be delivered by providing notice of such change to each other Party in the manner set forth above.

6.02.       Indemnification.  Subject to the other provisions of this Section 6.02, Noble Holdco and the Company (each, a “Noble Indemnifying Party,” and collectively, the “Noble Indemnifying Parties”) agree to jointly and severally indemnify, defend and hold harmless the Class A Equity Investors and any successor or permitted assign of each Class A Equity Investor (each, a “Class A Indemnified Party” and collectively, the “Class A

Indemnified Parties”) from and with respect to any Losses suffered by any Class A Indemnified Party resulting from any inaccuracy in any representation or warranty made by Noble Holdco in this Agreement or in any certificate executed and delivered by Noble Holdco, the Company or any Project Company pursuant to this Agreement.

(b)           Subject to the other provisions of this Section 6.02, each Class A Equity Investor (each, a “Class A Indemnifying Party” and collectively, the “Class A Indemnifying Parties”) agrees to severally, but not jointly, indemnify, defend and hold harmless Noble Holdco, the Company and the Project Companies and any of their respective successors or permitted assigns (each, a “Noble Indemnified Party” and collectively, the “Noble Indemnified Parties”) from and with respect to any Losses suffered by any Noble Indemnified Party resulting from any inaccuracy in any representation or warranty made by such Class A Equity Investor in this Agreement or in any certificate executed and delivered by such Class A Equity Investor pursuant to this Agreement.

(c)           The amount of any Loss subject to the indemnities in Section 6.02(a) and (b) hereunder shall (i) take into account the amount of any compensation received by the Indemnified Party as a result of any adjustments made in accordance with Section 2.01 on account of such Loss and (ii) be reduced by the amount of any insurance proceeds, damages, liquidated damages, condemnation proceeds or other compensation (net of reasonable legal fees and expenses incurred by the Indemnified Party in the collection thereof).  In the event that, following the receipt of any indemnity payments pursuant to this Section 6.02, an Indemnified Party receives any insurance proceeds, damages, liquidated damages, condemnation proceeds or other compensation with respect to any Loss with respect to which such indemnity payments were received, then such Indemnified Party shall promptly pay over to the relevant Indemnifying Party or Indemnifying Parties the amount of such insurance proceeds, damages, liquidated damages, condemnation proceeds or other compensation (net of reasonable legal fees and expenses incurred by the Indemnified Party in the collection thereof).  For the avoidance of doubt, the amount of any Losses subject to the indemnities in Section 6.02(a) hereunder shall be reduced by any and all amounts paid to such Class A Equity Investor under Article 9 of the LLC Agreement in connection with the breach of any covenant or the inaccuracy of any representation or warranty thereunder that arose out of the same events and circumstances.

(d)           The representations and warranties made by Noble Holdco in this Agreement or in any certificate executed and delivered by Noble Holdco, the Company or any Project Company pursuant to this Agreement shall survive the Initial Equity Capital Contribution Date and continue in effect until 11:59 p.m., New York City Time, on the date that is twelve (12) months following the Initial Equity Capital Contribution Date, except that Noble Holdco’s representations and warranties contained in (i) Sections 3.01, 3.02, 3.04, and 3.10 shall survive the Initial Equity Capital Contribution Date until the expiration of the statute of limitations applicable to the underlying claim, (ii) Sections 3.25 and 3.33 shall survive the Initial Equity Capital Contribution Date until three (3) months following the expiration of the statute of limitations on the assessment and collection of the applicable Taxes, (iii) Sections 3.04, 3.05 (first sentence only), 3.10, 3.17, 3.18, 3.25(e), 3.29, 3.33, 3.35, and 3.37 shall survive the Initial Equity Capital Contribution Date until three (3) months following the expiration of the statute of limitations on the assessment and collection of federal income Taxes attributable to Company items, but only with respect to a Loss that is attributable to the loss or disallowance of or failure to qualify for PTCs (such Loss, a “PTC Loss”), in which case only the PTC Loss shall be recoverable pursuant to the survival provision in this clause (iii); provided that the Sections of this Agreement listed in clause (iii) shall in all other respects survive and continue in effect until 11:59 p.m., New York City Time, on the date that is twelve (12) months following the Initial Equity Capital Contribution Date or as provided in clause (i) or (ii) hereof, as applicable, and (iv) Sections 3.07 and 3.16 shall survive and continue in effect until 11:59 p.m., New York City Time, on the date that is twenty-four (24) months following the Initial Equity Capital Contribution Date.

(e)           The representations and warranties made by the Class A Equity Investors in this Agreement or made in any certificate, document, writing or instrument delivered by a Class A Equity Investor pursuant to this Agreement shall survive the Initial Equity Capital Contribution Date and continue in effect until 11:59 p.m., New York City Time, on the date that is twelve (12) months following the Initial Equity Capital Contribution Date, except that the representations and warranties of each Class A Equity Investor contained in (i) Sections 4.01 and 4.02 shall survive the Initial Equity Capital Contribution Date until the expiration of the statute of limitations applicable to the underlying claim and (ii) Section 4.08 shall survive the Initial Equity Capital Contribution Date until three (3) months following the expiration of the statute of limitations on the assessment and collection of the applicable Taxes.

(f)            Notwithstanding anything to the contrary, if a claim for indemnification is properly made under this Section 6.02 prior to the applicable expiration date as set forth in Sections 6.02(d) and (e), such claim may be pursued to resolution (including instituting any litigation) notwithstanding expiration of the representation or warranty under which the claim was brought.

(g)           No claim for indemnification under this Section 6.02 may be made by any Indemnified Party unless and until the aggregate amount of Losses subject to such claim for indemnification equals or exceeds $3,000,000 (the “Threshold”); provided that, for purposes of clarification, once the Threshold is crossed and any claim for indemnification is agreed or determined, the Indemnifying Party shall be obligated to indemnify the Indemnified Parties from the first dollar of Losses; and provided further that, after any claim for indemnification under this Section 6.02 is made by an Indemnified Party, such Indemnified Party may not bring another claim for indemnification of Losses with respect to any Losses not included in the previous claim or claims (such new claims for Losses, “New Claims”) until the aggregate amount of New Claims subject to such claim for indemnification equals or exceeds the Threshold.

(h)           The Noble Indemnifying Party shall not have any indemnity obligations for Losses to the extent that the aggregate amount of all such Losses exceeds an amount equal to (i) with respect to the representations and warranties referenced in Sections 6.02(d) that survive for a period of greater than twelve (12) months, one hundred percent (100%) of the aggregate Equity Capital Contributions of the relevant Class A Indemnified Party less the cash distributed to such Class A Indemnified Party pursuant to the LLC Agreement (the “Relevant Net Class A Amount”), and (ii) with respect to all other representations and warranties, seventy-five percent (75%) of the Relevant Net Class A Amount; provided that the indemnity obligations of the Noble Indemnifying Parties with respect to such Class A Indemnified Party shall be subject to an aggregate maximum amount equal to one hundred percent (100%) of the Relevant Net Class A

Amount; and provided, further, that there shall be no limit on the indemnity obligations of the Noble Indemnifying Parties if the inaccuracy of any representation or warranty is due to fraud or willful misconduct by the Noble Indemnifying Parties.

(i)            Each Class A Indemnifying Party shall not have any indemnity obligations for Losses to the extent that such Class A Indemnifying Party’s pro rata portion of the aggregate amount of all such Losses exceeds an amount equal to (i) with respect to the representations and warranties referenced in Sections 6.03(e) that survive for a period of greater than twelve (12) months, such Class A Indemnifying Party’s pro rata portion of an amount equal to one hundred percent (100%) of the Capital Account (as defined in Annex 2) of the Class B Equity Investor as of the Initial Equity Capital Contribution Date (after giving effect to Section 2.01 of this Agreement) less the pro rata amount of the cash distributed to Class B Equity Investor pursuant to the LLC Agreement (the “Pro Rata Net Class B Amount”), and (ii) with respect to all other representations and warranties, seventy-five percent (75%) of the Pro Rata Net Class B Amount; provided that the indemnity obligations of such Class A Indemnifying Party shall be subject to an aggregate maximum amount equal to one hundred percent (100%) of the Pro Rata Net Class B Amount; and provided, further, that there shall be no limit on the indemnity obligations of a Class A Indemnifying Party if such Class A Indemnifying Party’s inaccuracy of any representation or warranty is due to fraud or willful misconduct by such Class A Indemnifying Party.

(j)            Within sixty (60) days after an Indemnified Party becomes aware that it has incurred Losses as a result of any matter set forth in Section 6.02(a) or (b), as applicable, the applicable Indemnified Party shall notify the Equity Investors and the Company in writing of its claim (a “Relevant Claim”) for such Losses, specifying in reasonable detail the cause of such Losses (to the extent known) and the applicable Indemnified Party’s calculation of the amount thereof if reasonably determinable by such Indemnified Party, or, if not reasonably determinable, an estimate of the range of such Losses.  Upon receipt of a notice of a Relevant Claim, the Indemnifying Party or Indemnifying Parties shall have the right to cure such asserted inaccuracy if such inaccuracy is capable of cure and no such cure shall be an acknowledgement or agreement as to the existence or amount of any Relevant Claim.  Within forty five (45) days following receipt of notice of a Relevant Claim, the Indemnifying Party or Indemnifying Parties shall notify the relevant Indemnified Party in writing whether the Indemnifying Party or Indemnifying Parties agree with or dispute all or a portion of the Relevant Claim, specifying the amount, if any, so agreed to.

(k)           Third Party Claims.

(i)                                     If an Indemnified Party gives notice to an Indemnifying Party of the assertion of a Relevant Claim that is related to a claim brought by a third party (any such claim, a “Third-Party Claim”), the Indemnifying Party shall have the right, in its discretion, to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless there is or would reasonably be expected to be a conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party.

After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 6.02 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation incurred by the Indemnified Party in connection with its cooperation with a request by the Indemnifying Party.  If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld) unless (1) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (2) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within sixty (60) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

(ii)                                  Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may be withheld in its sole discretion).

(iii)                               With respect to any Third-Party Claim subject to indemnification under this Section 6.02: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Parties reasonably informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such party is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(iv)                              In the event of a Third-Party Claim relating to Taxes of, or attributable to, the Company or any Project Company, the Indemnified Party shall use reasonable efforts to cause such Third-Party Claim to be asserted against, or otherwise transfer the proceeding relating to such Third-Party Claim to, the Company or the Project Company, as applicable, in which case the relevant provisions of the LLC Agreement (and not the provisions of this Section 6.02(k)) shall apply to such proceeding.  If such Third-Party Claim continues to be asserted directly against the Indemnified Party, the Indemnified Party shall provide notice to the Indemnifying Party and, to the extent that the proceeding relating to such Third-Party Claim would reasonably affect the Company, any Project Company, or any other Equity Investor, shall provide the Company with all relevant written material with respect to such Third-Party Claim (redacted to remove any information not attributable to the Company or any Project Company) and shall consult with the Indemnified Party during the course of such proceedings.  Notwithstanding anything to the contrary in this Section 6.02(k)(iv) or this Agreement, in the event that there is a Third-Party Claim related to income Taxes and the Initial Class A Equity Investor are not able to cause such Third-Party Claim to be asserted against, or otherwise transferred to, the Company or the Project Company, as applicable, the Initial Class A Equity Investor shall have exclusive control over any proceeding relating to such Third-Party Claim.  Noble Holdco and the Guarantor can not be held liable by any Class A Equity Investor for any income Tax position of a Class A Investor attributable to the Company or Project Company that is inconsistent with that set forth on the Tax Returns of the Company.

(l)            The Parties, for themselves, their Affiliates, successors and permitted assigns, agree that, notwithstanding anything to the contrary herein or in any other agreement, except as hereinafter provided, the provisions of this Section 6.02 shall be the Equity Investors’ sole and exclusive means of recovery in respect of this Agreement and the Noble Guaranty, but shall not prejudice any right the Class A Equity Investors’ may have under the LLC Agreement.

(m)          Any indemnity payable by any of the Indemnifying Parties to any Indemnified Party pursuant to this Section 6.02 shall be paid on an After-Tax Basis.  For this purpose, “After-Tax Basis” means, with respect to any indemnity payable, such amount shall first be reduced by the amount of any tax benefits to the Indemnified Party that are attributable to the indemnified Losses and then increased (grossed up) to take into account U.S. federal income taxes imposed on the Indemnified Party as a result of the receipt of such indemnity payment so that after reduction for payment of taxes the recipient would retain an amount equal to the indemnity payable as calculated after reduction for any tax benefits before such increase; provided, in each case, the amount of any such tax benefits or taxes payable shall be computed on a notional present value basis using a discount rate equal to the After-Tax Payout rate and using the applicable federal income tax rate of thirty-five percent (35%) (and assuming that any state, local, foreign, or other income taxes are inapplicable).

6.03.       No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any right, claim, cause of action, or other interest herein.

6.04.       Amendment and Waiver.  Neither this Agreement nor any term hereof may be changed, amended, or terminated orally, but only by written act of all of the Parties (or, in respect of a waiver, the waiving Party or Parties) and, so long as there are any Debt Obligations, the required Lenders.  No failure or delay on the part of a Party hereto in the exercise of any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

6.05.       Binding Nature; Assignment; Consent to Assignment.  This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and legal representatives and permitted assigns.  No Party shall assign its rights and obligations under this Agreement without the prior written consent of the other Parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect; provided that:  (i) each of the Class A Equity Investors shall be entitled to assign its rights and obligations under this Agreement to an Affiliate thereof (provided that if immediately prior to such assignment by a Class A Equity Investor, such Affiliate is not an Approved Investor, the assigning Party and its guarantors, if any, shall remain liable hereunder) that, if other than the Initial Class A Equity Investor or GECM, meets the requirements of clause (C) of the proviso immediately below; (ii) Noble Holdco shall be entitled to assign its rights and obligations under this Agreement to an Affiliate thereof (provided that pursuant to any such assignment by Noble Holdco, such Affiliate must be solvent both before and after such assignment and shall assume all of the relevant obligations of Noble Holdco hereunder, and the Noble Guaranty and the Equity Guaranty (if applicable) each shall be unaffected by such assignment and the Guarantor shall remain liable thereunder); (iii) the Company may assign its rights under this Agreement to the Lenders or to the Administrative Agent for the benefit of the Lenders as collateral for the obligations of the Company under the Debt Financing Documents; and (iv) notwithstanding anything to the contrary in this Agreement, each Class A Equity Investor may assign to other Approved Investors all or a portion of its rights and obligations under this Agreement, provided that (A) such assignment shall not cause any material delay in the occurrence of an Equity Capital Contribution Date; (B) an assignee of any Class A Equity Investor shall not be entitled to make any amendments, supplements or modifications to this Agreement, the ACCA, the LLC Agreement, the Noble Guaranty, the Class A Equity Guarantees, the Senior Lender Forbearance Agreement, the Hedge Provider Forbearance Agreement and any other documents the form of which has been previously agreed to by the Initial Class A Equity Investor, GECM and the Company or Noble Holdco; (C) any such assignment shall be (i) to a QIB in a transaction exempt from registration under the Securities Act pursuant to Rule 144A promulgated under the Securities Act; (ii) to an Institutional Accredited Investor in a transaction that is otherwise exempt from registration under the Securities Act or (iii) in accordance with another exemption from the registration requirements of the Securities Act (based on an opinion of counsel if requested by the Company); and (D) the Initial Class A Equity Investor shall determine whether the conditions precedent set forth in Sections 5.01 and 5.02 are satisfied or waived (in which case, for the avoidance of doubt, the assigning Class A Equity Investor shall be released from any and all liability arising on or after the date of such assignment with respect to the portion of its interest so assigned); provided that any assignment by any Class A Equity Investor shall include among the obligations assigned the obligation to make no less than a ten million dollar ($10,000,000) Class A Capital Commitment to the Company and the Approved Investor assignee shall execute and deliver an assignment and assumption agreement, assuming all obligations relating to the rights assigned and confirming compliance with the matters referred to in (C)

above, substantially in the form of Annex 27 or otherwise in form and substance reasonably acceptable to the Company, the Equity Investors and, so long as there are any Debt Obligations, the required Lenders; and provided, further, that in no event shall such Approved Investor assignee be a Person (or any Affiliate thereof) engaged in the development, ownership or operation (other than as a tax equity or other financial investor) of any wind power electric energy generation facility.  Notwithstanding anything to the contrary, none of the Class A Equity Investors shall at any time assign any of its rights and obligations under this Agreement to any Disqualified Transferee or Related Party.  Following an assignment by a Class A Equity Investor in accordance with Section 6.05(a)(i) or (iv) hereof, Annex 1 shall be automatically updated pursuant to a notice to be delivered by the assigning Class A Equity Investor to the Company.

(b)           The Company covenants that the Company shall use its best efforts to make available, upon request of any holder of Class A Units, to such holder of Class A Units in connection with any sale thereof and any prospective purchaser of such Class A Units designated by such holder, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Class A Units pursuant to Rule 144A of the Securities Act.

6.06.       Governing Law.  This Agreement shall be deemed made and prepared and shall be governed, construed and interpreted in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws thereof which may require the application of the law of another jurisdiction (other than Section 5-1401 of the General Obligations Law of the State of New York).

6.07.       Jurisdiction; Service of Process.  Each of the Parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of the courts of the State of New York and of any federal court located therein in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; agrees to waive any objection to venue in the State and County of New York; and agrees that, to the extent permitted by law, service of process in connection with any such proceeding may be effected by mailing in the same manner provided in Section 6.01.

6.08.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but each of which, when taken together, shall constitute one and the same instrument.

6.09.       Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

6.10.       Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Applicable

Laws, the Parties hereto hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

6.11.       Entire Agreement.  This Agreement, together with the LLC Agreement and the ACCA, constitutes the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior statements or agreements, whether oral or written, among the Parties with respect to such subject matter.

6.12.       Confidentiality.

(a)           With respect to each Party and its respective Affiliates, except to the extent necessary for the exercise of such Party’s rights and remedies, and the performance of its obligations, under this Agreement, such Party shall not itself use or disclose (and will not permit the use or disclosure by any of its Affiliates or its advisors, counsel and public accountants (collectively, “Advisors” directly or indirectly, any of the Principal Project Documents or information furnished thereunder (as to the Class A Equity Investors and their Affiliates only), or this Agreement or information furnished hereunder, or any notes, analyses or studies prepared by any such Party, its Affiliates or its Advisors, and shall keep such information confidential and not use it in any way other than in connection with the transactions contemplated hereby; provided that (i) any such Party, its Affiliates and its Advisors may use, retain and disclose any such information to its special counsel and public accountants or any Governmental Authority; (ii) any such Party, its Affiliates and its Advisors may use, retain and disclose any such information that (A) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, or (B) was provided or becomes available from a source other than a Party hereto or a Person acting on such other Party’s behalf, (iii) to the extent that any such Party, its Affiliates or its Advisors may have received a subpoena or other written demand under color of legal right for such information, such Party or such Affiliate or Advisor may disclose such information, but such Party shall (1) as soon as practicable upon receipt of such demand, furnish a copy thereof to the other Parties and, if practicable and so long as such Party shall not be in violation of such subpoena or demand or reasonably likely to become liable to any penalty or sanctions thereunder, afford the other Parties reasonable opportunity, at any other Party’s cost and expense, to obtain a protective order or other reasonably satisfactory assurance of confidential treatment for the information required to be disclosed, (2) cooperate with such other Party to obtain an appropriate protective order or other reasonably satisfactory assurance of confidential treatment, and (3) disclose only that portion of such information that its counsel advises is legally required to be disclosed; (iv) disclosures to lenders, potential lenders or other Persons providing financing to the Company or any member in the Company and potential purchasers of equity interests in the Company, if such Persons have agreed to abide by the terms of this Section 6.12; (v) any such Party and its Advisors may disclose any such information, and make such filings, as may be required by this Agreement or the Principal Project Documents; (vi) any such Party and its Affiliates and Advisors may disclose information relating to the Wind Farms (but not information relating to a member’s equity investment in the Company) to lenders, potential lenders or other Persons providing financing to any Person developing or proposing to develop the remaining phases of the Wind Farms and potential purchasers of equity interests in such Person if such Persons have agreed to the terms of this Section 6.12; (vii) any such Party may disclose such information to the IRS or any state taxing authority in connection with any communication regarding the Tax consequences of the Wind Farms, each Project Company’s ownership and operation of the relevant Wind Farm or such Party’s ownership of an interest in the Company, and (viii) any such Party that is an insurance company or an Affiliate thereof may disclose such information to the National Association of Insurance Commissioners and any rating agency requiring access to its investment portfolio.  Notwithstanding anything herein to the contrary, a Party may disclose information to its Affiliates and other Advisors in accordance with this Agreement if such Persons have agreed to the terms of this Section 6.12.

Notwithstanding anything to the contrary, the foregoing obligations shall not apply to the Tax treatment or Tax structure of any transaction contemplated by this Agreement (a “Transaction”) and each Party (and any employee, representative, or agent of any Party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Transactions and all other materials of any kind (including opinions or other Tax analyses) that are provided to any Party to the extent relating to such Tax treatment and Tax structure.  This Section 6.120 is intended to prevent the Transactions, including an investment in the Company, from being treated as a “reportable transaction” as a result of it being a transaction offered to a taxpayer under conditions of confidentiality within the meaning of Code sections 6011, 6111 and 6112 (or any successor provision) and the Treasury Regulations thereunder (as clarified by Notice 2004-80 and Notice 2005-22), and shall be construed in a manner consistent with such purpose.

6.13.       Expenses.  Transaction Expenses incurred (a) through the Initial Equity Capital Contribution Date, and (b) following the Initial Equity Capital Contribution Date through the Final Equity Capital Contribution Date, will be paid, if due and owing on or before such date and an invoice therefor has been timely received (provided that an invoice for legal expenses shall mean a reasonable amount of time prior to the requested date of payment, and for all other expenses shall mean at least thirty (30) days prior to the requested date of payment), by Noble Holdco or an Affiliate thereof and reimbursed as provided in Section 5.02(z); provided that Noble Holdco or an Affiliate thereof shall pay for all Transaction Expenses incurred after the Execution Date if any of the conditions precedent in Section 5.02 has failed to be satisfied or waived by each of the Equity Investors.  The Class A Equity Investors will not be responsible for paying any fees, costs or expenses incurred by the Equity Investors.  Such amounts shall be paid no later than thirty (30) days after the submission of the relevant invoice by any Class A Equity Investor to Noble Holdco or an Affiliate thereof.

6.14.       Further Assurances.  Each Party hereto covenants and agrees  promptly to execute, deliver, file, or record such agreements, instruments, certificates and other documents and to do and perform such other and further acts and things as any other Party hereto may reasonably request or as otherwise may be necessary or proper to consummate the transactions contemplated hereby and to carry out the provisions of this Agreement. For the avoidance of doubt, each Equity Investor shall use commercially reasonable efforts to assist the Company in promptly providing any information necessary for any required or prudent regulatory filings and approvals, including such information about activities of such Equity Investor and its Affiliates (including filings with the Federal Energy Regulatory Commission under Sections 203, 204 and 205 of the Federal Power Act).

6.15.       LIMITATION OF LIABILITY.  NO PARTY SHALL BE LIABLE (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, EQUITY, OR OTHERWISE)

FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT FORESEEABLE, INCLUDING LOST PROFITS AND ANY OTHER DAMAGES WHICH CANNOT BE READILY ASCERTAINED AND QUANTIFIED, FOR ANY ACTION OR CLAIM BASED ON, RELATING TO, OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT ARE OBLIGATIONS OF THE PARTIES ONLY, AND NO RECOURSE SHALL BE AVAILABLE UNDER THIS AGREEMENT AGAINST ANY OFFICER, DIRECTOR, MANAGER, MEMBER, PARTNER, OR AFFILIATE OF ANY PARTY; PROVIDED, TO THE EXTENT THERE IS A LOSS OR DISALLOWANCE OF OR INABILITY TO CLAIM PTCs AS A RESULT OF A BREACH OF REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS AGREEMENT, THE VALUE OF SUCH LOST PTCs SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES, WHETHER OR NOT THE UNDERLYING LOSS OF PRODUCTION CONSTITUTES CONSEQUENTIAL DAMAGES FOR WHICH NO RECOVERY HEREUNDER IS PERMITTED.

6.16.       Guaranty Payments.  Any payment on a guaranty which supports an Equity Investor’s obligations to fund its Equity Capital Commitment shall reduce the amount of such commitment by the amount of such payment.

6.17.       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

6.18.       Acknowledgment.  Each Class A Equity Investor acknowledges that (a) it, either alone or together with any Persons it has retained to advise it with respect to the transactions contemplated hereby, has knowledge and experience in transactions of this type and in the business of the Company and the Project Companies and is therefore capable of evaluating the risks and merits of acquiring the membership interests in the Company and (b) none of the Class B Equity Investor, the Company, any Project Company, or any of their respective representatives has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the membership interests in the Company is prudent.

6.19.       Disclosure. Each Equity Investor may, at its option, include in the Annexes items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in the Annexes shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just a section.

(b)           The Class B Equity Investor and/or the Company may amend any of Annexes 3, 4-A, 4-B, 5, 8-A, 8-B, 8-C, 8-D, 14, 18, 19, 21, 22 and 24 and disclose any additional facts arising prior to an Equity Capital Contribution Date by providing to each Class A Equity

Investor a written copy of such proposed amendment to such Annexes or additional disclosure that would affect any representation and warranty prior to an Equity Capital Contribution Date (an “Update”); provided that with respect to any additional facts that arose prior to the Execution Date, the Class B Equity Investor and/or the Company shall have the right to provide an Update with respect to such additional facts only to the extent that the Class B Equity Investor and/or the Company had no Knowledge of any such additional facts and could not have reasonably had Knowledge of such additional facts after due inquiry, in each case prior to the Execution Date.  Each Update shall contain a reasonably detailed description of such additional facts, together with a complete and correct copy of any related change in any Annex or other disclosure pursuant to this Agreement, which together shall be reasonably sufficient for each Class A Equity Investor to determine the effect of such Update on the representations and warranties set forth in Article 3 of this Agreement.  Each Class A Equity Investor shall have fifteen (15) Business Days following the receipt by all Class A Equity Investors of an Update (the “Update Review Period”) to review such Update; provided that if an Update is furnished to the Class A Equity Investors less than fifteen (15) Business Days prior to an Equity Capital Contribution Date, such Equity Capital Contribution Date shall be delayed until the end of the Update Review Period.  If any Class A Equity Investor determines that all or any portion of an Update is material and such Class A Equity Investor chooses not to waive such determination, such Class A Equity Investor shall provide notice of such fact to the Class B Equity Investor and the Company during the Update Review Period and may, in its sole discretion, elect not to make its Equity Capital Contribution due to the failure of the Class B Equity Investor or the Company to satisfy the condition precedent in Section 5.02(d).  In the event that any Class A Equity Investor (i) does not respond with its determination that an Update is either material or immaterial within the Update Review Period, (ii) determines that an Update is immaterial, or (iii) determines that an Update is material but chooses to waive such determination, the Update shall be deemed to have amended this Agreement with respect to such Class A Equity Investor, and such Update shall be effective for all purposes with respect to such Class A Equity Investor.

(c)           With respect to the period prior to the Final Equity Capital Contribution Date, the Class B Equity Investor and the Company each hereby covenants and agrees (and the Class B Equity Investor hereby covenants and agrees that it shall cause the Company to comply with this Section 6.19(c)) that as and to the extent it becomes aware of any information that, unless reflected in the Annexes or otherwise, would cause any representation or warranty with respect to the Class B Equity Investor, the Company or any of the Project Companies contained in this Agreement to be inaccurate in any material respect, the Class B Equity Investor or the Company shall promptly provide the Class A Equity Investors with an Update.

6.20.       Removal of Project Company. If any one of the Wind Farms is delayed such that 90% of the total number of Wind Turbines associated with such Wind Farm have not achieved Substantial Completion by March 31, 2009, the Class B Equity Investor may elect to remove the relevant Project Company (the “Removed Project Company”) from the transactions described herein prior to the Initial Equity Capital Contribution Date (the “Removal”).  In such event, the Class B Equity Investor shall notify each Class A Equity Investor of such election no less than thirty (30) Business Days prior to the proposed effective date of the Removal.  All transactions and documents concerning the Removal shall be subject to the consent of each Class A Equity Investor, not to be unreasonably withheld, including with respect to the following provisions:

(a)           The Company shall transfer all of its interest in the Removed Project Company to an Affiliate not owned by the Company;

(b)           References herein to “Project Companies” shall exclude the Removed Project Company;

(c)           References herein to “Wind Farms” shall exclude the Wind Farm owned by the Removed Project Company;

(d)           References herein to “Wind Farm Sites” shall exclude the Wind Farm Site associated with the Removed Project Company;

(e)           References herein to “EPC Contracts,” “O&M Contracts,” “Project Administration Agreements” and “Interconnection Agreements” shall exclude the applicable contract associated with the Removed Project Company;

(f)            Annex 1, Annex 2, Annex 3-A, Annex 3-B, Annex 3-C, Annex 3-D, Annex 3-E, Annex 3-F, Annex 4-A, Annex 5, Annex 6, Annex 7, Annex 9, Annex 13, Annex 15-A, Annex 15-B, Annex 15-C, Annex 15-D, Annex 15-E, Annex 15-F, Annex 15-G, Annex 15-H, Annex 18, Annex 19, Annex 21, Annex 22, and Annex 24 shall be modified to reflect the exclusion of the Removed Project Company;

(g)           The number of Wind Turbines referenced in clause (ii) of the definition of “Final Equity Capital Contribution Date” shall exclude the total number of Wind Turbines associated with the Removed Project Company;

(h)           The number of Wind Turbines referenced in the definition of “Wind Turbines” shall exclude the total number of Wind Turbines associated with the Removed Project Company;

(i)            The number of Wind Turbines referenced in Section 5.02(a)(i)(A)(1) shall be modified to exclude 90% of the total number of Wind Turbines associated with the Removed Project Company;

(j)            The Debt Financing Documents shall be amended to reflect the Removal, including an appropriate reallocation of the Debt Obligations and appropriate revisions to the security documents; and

(k)           From time to time as reasonably requested by the Class B Equity Investor, the Class A Equity Investors shall take such steps as may be necessary to effectuate the intent of this Section 6.20.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase and Equity Capital Contribution Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

EFS NOBLE II, LLC

By: Aircraft Services Corporation,
Its Managing Member

By:	/s/ Vihang Dholakia
Name: Vihang Dholakia
Title: Vice President

IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase and Equity Capital Contribution Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

GE CAPITAL MARKETS, INC.

By:	/s/ Donald B. Kyle
Name: Donald B. Kyle
Title: Managing Director

IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase and Equity Capital Contribution Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

NOBLE ENVIRONMENTAL POWER 2008 HOLD CO., LLC

By:	/s/ Christopher Lowe
Name: Christopher Lowe
Title: Vice President

2

IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase and Equity Capital Contribution Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

NOBLE ENVIRONMENTAL POWER 2008 HOLD CO. PRIME, LLC

By:	/s/ Christopher Lowe
Name: Christopher Lowe
Title: Vice President

3